UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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HILLTOP HOLDINGS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Hilltop Holdings Inc.
200 Crescent Court, Suite 1330
Dallas, Texas 75201
Tel: 214.855.2177
Fax: 214.855.2173
www.hilltop-holdings.com
NYSE: HTH

NOTICE OF 2008 ANNUAL MEETING

AND PROXY STATEMENT

June 9, 2008

You are cordially invited to attend our 2008 Annual Meeting of Stockholders at 10:00 a.m., Dallas, Texas local time, on July 9, 2008.  The meeting will be held at The Crescent Club, which is located on the 17th floor at 200 Crescent Court, Dallas, Texas 75201.

This booklet includes the formal notice of the meeting and our proxy statement.  The proxy statement tells you about the matters to be addressed, and the procedures for voting, at the meeting.

YOUR VOTE IS VERY IMPORTANT.  Even if you only have a few shares, we want your shares to be represented.  Please vote promptly in order to ensure that your shares are represented at the meeting.

We look forward to seeing you at the meeting.

Very truly yours,

Larry D. Willard

Chief Executive Officer

Hilltop Holdings Inc.
200 Crescent Court, Suite 1330
Dallas, Texas 75201
Tel: 214.855.2177
Fax: 214.855.2173
www.hilltop-holdings.com
NYSE: HTH

Notice of 2008 Annual Meeting of Stockholders

To Be Held on July 9, 2008

WHEN:	Wednesday, July 9, 2008, at 10:00 a.m., Dallas, Texas local time

WHERE:	The Crescent Club
200 Crescent Court, 17th Floor
Dallas, Texas 75201

WHY:	At this meeting, you will be asked to:

	1.	Elect eleven directors to serve on our Board of Directors until the 2009 annual meeting of stockholders or until their successors are duly elected and qualified;

	2.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008; and

	3.	Transact any other business that may properly come before the meeting and any adjournments or postponements of the meeting.

WHO MAY VOTE:	Stockholders of record at the close of business on April 24, 2008.

ANNUAL REPORT:	Our 2007 Annual Report is enclosed.

DATE OF MAILING:	This notice and the accompanying proxy statement, as well as our Annual Report, are first being mailed to our stockholders on or about June 13, 2008.

Your vote is very important.  Please read the proxy statement and voting instructions on the enclosed proxy card.  Then, whether or not you plan to attend the annual meeting in person, and no matter how many shares you own, please sign, date and promptly return the enclosed proxy card in the enclosed envelope, which requires no additional postage if mailed in the United States.

By Order of the Board of Directors,

Corey G. Prestidge

General Counsel & Secretary

June 9, 2008

Dallas, Texas

PROXY STATEMENT

Hilltop Holdings Inc.

2008 Annual Meeting of Stockholders

July 9, 2008

i

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Hilltop Holdings Inc., or Hilltop or the Company, of proxies to be voted at the 2008 Annual Meeting of Stockholders being held on Wednesday, July 9, 2008, and at any adjournments or postponements of the meeting.  The following questions and answers provide important information about the 2008 Annual Meeting and this Proxy Statement.

What am I voting on?

At the 2008 Annual Meeting, stockholders will be asked to:

•                  Elect eleven directors to serve on our Board of Directors until the 2009 annual meeting of stockholders or until their successors are duly elected and qualified;

•                  Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008; and

•                  Transact any other business that may properly come before the meeting and any adjournments or postponements of the meeting.

What are the Board of Directors’ recommendations?

The Board of Directors recommends a vote FOR the election of all of our director candidates and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Who is entitled to vote?

Holders of record of our common stock at the close of business on April 24, 2008, are entitled to vote at the meeting.  Each stockholder is entitled to cast one vote for each share of common stock owned on each matter presented.

How do I vote?

You may vote in person at the meeting or by proxy.  We recommend that you vote by proxy even if you plan to attend the meeting.  You always can change your vote at the meeting.  If you have shares of our common stock that are held by a broker or other nominee, you may instruct your broker or nominee to vote your shares by following the instructions that the broker or nominee provides you.  Most brokers offer voting by mail, telephone and internet.

How do proxies work?

Our Board of Directors is asking for your proxy.  Giving your proxy to the persons named by us means you authorize them to vote your shares at the meeting in the manner you direct.  You may vote for all, some or none of our director candidates, and you may vote for or against, or abstain from voting on, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

If you sign and return the enclosed proxy card but do not specify how your shares are to be voted, your shares will be voted FOR the election of all of our director candidates and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

You may receive more than one proxy or voting card depending on how you hold your shares.  Shares registered in your name are covered by one card.  If you also hold shares through a broker or other nominee, you also may receive material from them asking how you want to vote.  To be sure that all of your shares are voted, we encourage you to respond to each request you receive.

How do I revoke a proxy?

You may revoke your proxy before it is voted by:

•                  Submitting a new proxy with a later date;

•                  By voting in person at the meeting; or

•                  By notifying our corporate Secretary in writing at the address listed under “Questions” on page38.

Will my shares be voted if I don’t sign a proxy?

If you hold your shares directly in your own name, they will not be voted unless you provide a proxy.  Under certain conditions, shares that you own that are held by a broker may be voted even if you do not provide voting instructions to the broker.  Brokerage firms have the authority under applicable rules to vote on certain “routine” matters, including the uncontested election of directors and the ratification of auditors.

What constitutes a quorum?

In order to carry on the business of the meeting, we must have a quorum.  This means that at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either in person or by proxy.  Both abstentions and broker non-votes (described below) are counted as present for purposes of determining the presence of a quorum.  On the record date, we had 56,448,098 shares of common stock outstanding and entitled to vote at the meeting.

How many votes are needed for approval?

Election of Directors

Election of the director nominees requires the affirmative vote of a plurality of the votes cast on the matter.  The director candidates receiving the highest number of affirmative votes of the shares entitled to be voted will be elected as directors.  For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.  Stockholders may not cumulate votes in the election of directors.

Ratification of Independent Auditor

The appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008 will be ratified if this proposal receives an affirmative vote of a majority of the votes cast on the matter.  If this appointment is not ratified by stockholders, the Audit Committee and Board of Directors may reconsider its recommendation and appointment, respectively.  With respect to this proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

A “broker non-vote” occurs when a broker submits a proxy, but does not vote for or against the matter.  This will occur when the beneficial owner has not instructed the broker how to vote and the broker does not have discretionary authority to vote in the absence of instructions.

Who conducts the proxy solicitation?

Our Board of Directors is soliciting the proxies, and we will bear any costs of this solicitation, including the preparation, assembly, printing and mailing of this proxy statement.  Copies of solicitation material will be furnished to banks, brokerage houses and other agents and nominees holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to those beneficial owners.  In addition, if asked, we will reimburse these persons for their reasonable expenses in forwarding the solicitation material to the beneficial owners.  We have requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation material to the beneficial owners of the shares that they hold of record.  Certain of our officers and employees also may solicit proxies on our behalf by mail, email, phone, fax or in person.

What should I do if I want to attend in person?

Only stockholders of record, their proxy holders and invited guests may attend the meeting.  If your shares are held by a broker or nominee, bring your most recent brokerage statement with you to the meeting.  We can use that to verify your ownership of common stock and admit you to the meeting; however, you will not be able to vote your shares at the meeting without a proxy.  If you wish to vote in person and your shares are held by a broker or nominee, you will need to obtain a proxy from the broker or nominee authorizing you to vote your shares held in their name.  Any holder of a proxy from a stockholder must present the proxy card, properly executed, to be admitted.  Stockholders and proxy holders must present a form of photo identification, such as a driver’s license.

PROPOSAL ONE – ELECTION OF DIRECTORS

General

At the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated the director candidates named below.

Our Board of Directors oversees the management of us on your behalf.  The Board of Directors reviews our long-term strategic plans and exercises direct decision-making authority on key issues, such as the declaration of dividends, the selection of the Chief Executive Officer, setting the scope of his authority to manage our day-to-day operations and the evaluation of his performance.

Our Board of Directors is not classified; thus, all of our directors are elected annually.  The Nominating and Corporate Governance Committee has recommended, and our Board of Directors has nominated, for re-election each of the eleven persons currently serving as directors whose terms are expiring at the 2008 Annual Meeting of Stockholders.

Since the last annual meeting of stockholders, our Board of Directors acted to fill two vacancies on the Board of Directors, one of which was created by the resignation of James F. Kimsey in connection with his departure.  On April 24, 2008, the Nominating and Corporate Governance Committee nominated, and the Board of Directors elected, William T. Hill, Jr. and W. Robert Nichols, III to the Board of Directors.

If elected, each of the persons nominated as a director will serve until the next annual meeting of stockholders or until their successors are duly elected and qualified.  Personal information on each of our nominees is given below.

Our Board of Directors has determined that six of the eleven nominees for election as directors at the 2008 Annual Meeting of Stockholders have no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and are independent within the meaning of the director independence requirements of the listing standards of the New York Stock Exchange, or NYSE.  The independent directors are Rhodes Bobbitt, W. Joris Brinkerhoff, Charles R. Cummings, J. Markham Green, William T. Hill, Jr. and W. Robert Nichols, III.  The determinations regarding the independence of these individuals were based upon information known by the members of the Board of Directors concerning each other and supplied by each of the directors for the purpose of this determination.  None of these directors had any transactions, relationships or arrangements that were required to be considered by the Board of Directors in determining that the director is independent.  Assuming the election of our eleven nominees, all of our directors, other than Messrs. Ford, Robinson, Staff, Webb and Willard, also will be “independent” directors, as set forth in our Director Independence Criteria.  The full text of the Director Independence Criteria can be found in the “Investor Relations – Governance” section of our website at www.hilltop-holdings.com.  A copy also may be obtained upon request by writing our corporate Secretary at the address provided on page 37.

Our Board of Directors met nine times during 2007.  During 2007, no director attended fewer than 75% of the meetings of the Board of Directors and of the board committees on which he served.  Because fewer than ten non-management stockholders usually attend our annual meetings in person, our Board of Directors has not adopted a formal policy with regard to director attendance at the annual meetings of stockholders.  Messrs. Willard attended the 2007 annual meeting of stockholders.

Nominees for Election as Directors

Rhodes Bobbitt Age 62

Mr. Bobbitt has served as a director of Hilltop since November 2005. Mr. Bobbitt is retired. From 1987 until June 2004, he served as a Managing Director and the Regional Office Manager of the Private Client Service Group of Credit Suisse First Boston/Donaldson, Lufkin & Jenrette. Mr. Bobbitt was formerly Vice President of Security Sales in the Dallas office of Goldman, Sachs & Company from 1969 until 1987. He is actively involved with the University of Texas as a member of the University of Texas Development Board, was Co-Chairman of the Dallas Leadership Council—Capital Raising Campaign, and a member of the University of Texas MBA Investment Fund Advisory Board. He also serves on the Board of Directors of First Acceptance Corporation, including the Nominating and Corporate Governance, Investment, and Audit Committees of that company.

W. Joris Brinkerhoff Age 56

Mr. Brinkerhoff has served as a director of Hilltop since June 2005. Mr. Brinkerhoff founded a Native American owned joint venture, Doyon Drilling Inc. J.V., in 1981 and served as its operations Chief Executive Officer and Chief Financial Officer until selling his venture interests in 1992. Doyon Drilling Inc. J.V. designed, built, leased and operated state of the art mobile drilling rigs for ARCO and British Petroleum in conjunction with their development of the North Slope Alaska petroleum fields. Mr. Brinkerhoff currently manages, on a full-time basis, family interests, including oil and gas production, a securities portfolio and various other business interests. He actively participates in numerous philanthropic organizations.

Charles R. Cummings Age 71

Mr. Cummings has served as a director of Hilltop since October 2005. Mr. Cummings has served as Chairman and Chief Executive Officer of Opthalmic Innovations International, a manufacturer of intraocular lenses, since September 1998. Concurrently from April 2005 to the present, Mr. Cummings has been a partner with Bravo Equity Partners II, L.P., an equity investments group targeting growth companies with a focus on the Hispanic market. He was a co-founder of IESI Corporation in 1994, serving as a director until the sale of the company in January 2005. From December 2001 to January 2005, Mr. Cummings served as the Chairman of the Audit Committee for IESI. From July 1999 to the present, Mr. Cummings has served as President of CB Resources, Inc., a petroleum and gas company, where he is responsible for handling all financial transactions on behalf of the company. He also is a former audit partner with Arthur Young & Company.

Gerald J. Ford Age 63

Mr. Ford has served as Chairman of the Board of Hilltop since August 2007, and has served as a director of Hilltop since June 2005. Mr. Ford is a banking and financial institutions entrepreneur who has been involved in numerous mergers and acquisitions of private and public sector financial institutions, primarily in the Southwestern United States, over the past 30 years. In that capacity, he acquired and consolidated 30 commercial banks from 1975 to 1993, forming First United Bank Group, Inc., a multi-bank holding company for which he functioned as Chairman of the Board and Chief Executive Officer until its sale in 1994. During this period, he also led investment consortiums that acquired numerous financial institutions, forming in succession, First Gibraltar Bank, FSB, First Madison Bank, FSB and First Nationwide Bank. Mr. Ford also served as Chairman of the Board of Directors and Chief Executive Officer of Golden State Bancorp Inc. and its subsidiary, California Federal Bank, FSB, from 1998 to 2002. He currently participates on numerous boards of directors, including Triad Financial Corporation, for which he also is Co-Chairman of the Board, First Acceptance Corporation, for which he also is Chairman of the Board, McMoRan Exploration Co., Freeport McMoRan Copper and Gold Inc., Scientific Games Corporation and MAFS Acquisition Corp. Mr. Ford also currently serves on the Board of Trustees of Southern Methodist University. Hilltop’s general counsel and secretary, Corey Prestidge, is the son-in-law of

Mr. Ford.

J. Markham Green Age 64

Mr. Green has served as a director of Hilltop since February 2004. Mr. Green is a private investor. From 2001 to 2003, he served as Vice Chairman of the Financial Institutions and Governments Group in investment banking at JP Morgan Chase. From 1993 until joining JP Morgan Chase, Mr. Green was involved in the start-up, and served on the boards, of eight companies, including Affordable Residential Communities Inc., the predecessor company to Hilltop Holdings Inc. Mr. Green serves on the board of Root Markets Inc. From 1973 to 1992, Mr. Green served in various capacities at Goldman, Sachs & Co. in investment banking. He was a general partner of the company and co-head of the Financial Services Industry Group at the time of his retirement in 1992.

William T. Hill, Jr. Age 65

Mr. Hill has served as a director of Hilltop since April 2008. Mr. Hill is currently of counsel at Fitzpatrick Hagood Smith & Uhl, a criminal defense firm. Prior to that, Mr. Hill served as the Dallas District Attorney and the Chief Prosecuting Attorney of the Dallas District Attorney’s office. During his tenure at the District Attorney’s office, Mr. Hill restructured the office of 250 lawyers and 150 support personnel, including the computerization of the office in 1999. For more than four decades, Mr. Hill has been a strong community leader serving on a number of charitable boards and receiving numerous civic awards, including President of the SMU Mustang Board of Directors and Chairman of the Doak Walker Running Back Award its first year. Mr. Hill currently serves on the Oncor Electric Delivery Company LLC board, Baylor Hospital Foundation board, and is actively involved in the Mercy Street Mission as the Director of Strategic Initiatives. Mercy Street is a Christian-based organization serving West Dallas children by placing mentors with the children.

W. Robert Nichols, III Age 63

Mr. Nichols has served as a director of Hilltop since April 2008. Mr. Nichols has been a leader in the construction machinery business since 1966. He is the President of Conley Lott Nichols, a dealer for several manufacturers of construction machinery, with officers in seven Texas cites. He has served on numerous bank and bank holding company boards, including United Mexico Bancorp and Ford Bank Group. Mr. Nichols is active in civic and charitable activities, serving as an active director at M.D. Anderson Hospital, The Nature Conservancy of Texas, Mercy Street and Baylor Hospital Emergency Center capital campaign.

C. Clifton Robinson Age 70

Mr. Robinson has served as a director of Hilltop since March 2007. From 2000 until its acquisition by a subsidiary of Hilltop in January 2007, Mr. Robinson was Chairman of the Board and Chief Executive Officer of NLASCO, an insurance holding company domiciled in Texas. Mr. Robinson continues to serve as Chairman of the Board of NLASCO. In 2000, Mr. Robinson formed NLASCO in conjunction with the acquisition of American Summit Insurance Company and the reacquisition of National Lloyds Insurance Company, which he had initially acquired in 1964 and later sold. In 1979, he organized National Group Corporation for the purpose of purchasing insurance companies and related businesses. In 1964, he became the President and Chief Executive Officer of National Lloyds Insurance Company in Waco, Texas, one of the two current insurance subsidiaries of NLASCO. From 1964 to the present, Mr. Robinson has participated in the formation, acquisition and management of numerous insurance business enterprises. Mr. Robinson established the Robinson-Lanham Insurance Agency in 1961. He previously has held positions with various insurance industry associations, including Vice-Chairman of the Board of Texas Life and Health Guaranty Association, President of the Independent Insurance Agents of Waco-McLennan County and membership on the board of directors of the Texas Life Insurance Association and the Texas Medical Liability Insurance Underwriting Association. Mr. Robinson currently serves on the Board of

Trustees of the Scottish Rite Hospital for Children in Dallas, Texas.

James R. Staff Age 60

Mr. Staff has served as a director of Hilltop since June 2005. Mr. Staff has been a consultant to Hunter’s Glen/Ford, Ltd., an investment partnership of which Mr. Ford serves as general partner, since November 2002. Mr. Staff serves on the board of directors of Triad Financial Corporation. He also is Chairman of the Board of Directors of Ganado Bancshares, Inc., Citizens State Bank, ABNA Holdings, Inc. and American Bank, N.A. Previously, Mr. Staff was an Executive Vice President and the Chief Financial Advisor of Golden State Bancorp Inc. and its subsidiary, California Federal Bank, FSB, from October 1994 until November 2002. During this period, he also served as a Director of First Nationwide Mortgage Corporation and Auto One Acceptance Corporation.

Carl B. Webb Age 58

Mr. Webb has served as a director of Hilltop since June 2005. Mr. Webb has served as a consultant to Hunter’s Glen/Ford, Ltd., an investment partnership of which Mr. Ford serves as a general partner, since November 2002. Mr. Webb was the interim President and Chief Executive Officer of Triad Financial Corporation from August 2005 until June 2007. Previously, Mr. Webb was the President, Chief Operating Officer and a Director of Golden State Bancorp Inc. and its subsidiary, California Federal Bank, FSB, from September 1994 until his departure in November 2002. Prior to his affiliation with California Federal Bank, FSB, Mr. Webb was the President and Chief Executive Officer of First Madison Bank, FSB (1993 to 1994) and First Gibraltar Bank, FSB (1988 to 1993), as well as President and a Director of First National Bank at Lubbock (1983 to 1988). Currently, Mr. Webb sits on the Boards of Directors of Triad Financial Corporation, for which he also is Co-Chairman of the Board, M & F Worldwide Corp. and AMB Property Corporation.

Larry D. Willard Age 65

Mr. Willard has served as Chief Executive Officer and a director of Hilltop since September  2005 and June 2005, respectively, and has served as Hilltop’s president since August 2007. Mr. Willard previously served as Chairman of the Board of Hilltop from September  2005 until August 2007. Mr. Willard retired as Chairman of the Board of Wells Fargo Bank, N.A., New Mexico Region, where he had served as Regional President of the New Mexico and West Texas Region of Wells Fargo and Company from 1998 through 2004. Mr. Willard also served from 1994 to 1998 as Chairman of the Board, Chief Executive Officer and Regional President of Norwest Corporation, an affiliate of Norwest Bank New Mexico, N.A. Prior to that, he spent 18 years with United New Mexico Financial Corporation and Ford Bank Group, Inc. serving in various capacities.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES IDENTIFIED ABOVE.

Director Compensation

General

Members of our Board of Directors who also are full-time employees do not receive any compensation for their service on the Board of Directors or any committee of the Board of Directors.  All other directors receive the following compensation for their service on the Board of Directors:

•                  $40,000 ($30,000 prior to October 1, 2007) annual retainer; and

•                  $2,000 ($1,000 prior to October 1, 2007) fee for participation in each meeting of the Board of Directors at which attendance in person is requested (one-half of that fee is paid for participation in any meeting at which attendance is requested by telephone).

In addition, members of board committees receive the following additional compensation:

•                  Audit Committee—$65,000 annual fee for chairperson of the committee;

•                  Nominating and Corporate Governance Committee—$10,000 annual fee for chairperson of the committee;

•                  Compensation Committee—$10,000 annual fee for the chairperson of the committee;

•                  Investment Committee—$25,000 ($10,000 prior to October 1, 2007) annual fee for the chairperson of the committee; and

•                  $1,000 fee for participation in each meeting of that board committee (commenced October 1, 2007).

Members of our Board of Directors may elect to receive their aggregate Board of Directors and board committee compensation:

•                  entirely in the form of cash;

•                  entirely in the form of common stock; or

•                  one-half in cash and one-half in common stock.

Cash and shares of common stock are paid and issued, respectively, in arrears on a calendar quarterly basis, with no vesting requirements.  Customarily, these payments and issuances occur by the 15th day of the month following the applicable calendar quarter-end.  The value of the common stock awarded is based upon the average closing price per share of our common stock for the last ten consecutive trading days of the applicable calendar quarter.  In lieu of fractional shares of common stock that would otherwise be issuable to directors, we pay cash to the director based upon the value of those fractional shares at the value the shares are awarded to the director.  If a director does not serve for the entire calendar quarter, that director is compensated based upon the time of service during the applicable calendar quarter.

Each member of our Board of Directors is reimbursed for out-of-pocket expenses associated with his service on behalf of, and attendance at, Board of Directors or board committee meetings.  Other than as described above, members of our Board of Directors receive no additional compensation for their service on the Board of Directors or board committees.

2007 Director Compensation

Director Compensation Table for 2007(a)

	Fees earned or paid in cash	Stock awards	All other compensation	Total
Name	($)	($)	($)	($)

Rhodes Bobbitt	55,500	—	—	55,500
W. Joris Brinkerhoff	21,032	20,968	—	42,000
Charles R. Cummings	107,000	—	—	107,000
Gerald J. Ford	53,500	—	—	53,500
J. Markham Green	43,500	—	—	43,500
C. Clifton Robinson	32,917	—	—	32,917
James R. “Randy” Staff	18	42,982	—	43,000
Carl B. Webb	25	52,475	—	52,500
Larry D. Williard	—	—	—	—

(a)          Fees earned for services performed in 2007 include annual retainers, meeting fees and chairperson remuneration.  Aggregate fees paid to non-employee directors for annual retainers and committee chairmanships were paid quarterly in arrears.  Cash was paid in lieu of the issuance of fractional shares.  Service for any partial quarter is calculated and paid on the basis of time served during the applicable calendar quarter.  Non-employee directors are solely responsible for the payment of taxes payable on remuneration paid by the Company.  The value of stock awarded was determined based upon the average closing price per share of our common stock for the last ten consecutive trading days of the calendar quarter during which the stock was earned.

As described above, the 2007 stock awards were issued to each non-employee director who elected to receive all or part of his director compensation in the form of our common stock, generally within 15 days following each applicable calendar quarter-end.  All of our personnel, as well as non-employee directors, are subject to trading restrictions with regard to our common stock, and trading may only occur during a “trading window.”  Provided that any such party does not possess material, non-public information about us, this trading period commences on the second business day after the public release of quarterly or annual financial information and ends one month after the public release of that information.

The following numbers of shares of our common stock were issued to our directors for services performed during 2007:  W. Joris Brinkerhoff—1,801 shares;  James R. “Randy” Staff—3,697 shares;  and Carl B. Webb—4,504 shares.  Certain of the foregoing shares were issued in 2008 for services performed in the fourth quarter of 2007.  For more information regarding cost recognition for the issuance of stock, refer to the disclosure in “Notes to Consolidated Financial Statements—Note 1 Business, Basis of Presentation and Summary of Significant Accounting Policies—Summary of Significant Accounting Policies—Stock Based Compensation” commencing on page F-13 of our Annual Report on Form 10-K.

Each of the above directors had outstanding the following aggregate numbers of shares of our common stock awarded for services performed on behalf of us from election or appointment through the end of fiscal 2007:  Rhodes Bobbitt—1,562 shares;  W. Joris Brinkerhoff—3,973 shares;  Charles R. Cummings—5,379 shares;  Gerald J. Ford—2,893 shares;  J. Markham Green—3,309 shares;  James R. “Randy” Staff—5,869 shares;  and Carl B. Webb—7,397 shares.  For further information about the stock holdings of these directors and our management, see “Stock Ownership—Security Ownership of Management” commencing on page 13 of this Proxy Statement.

Board Committees

General

The Board of Directors appoints committees to assist it in carrying out its duties.  In particular, committees work on key issues in greater detail than would be practical at meeting of all the members of the Board of Directors.  Each committee reviews the results of its deliberations with the full Board of Directors.

The standing committees of the Board of Directors currently consist of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Investment Committee.  Current copies of the charters for Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, as well as our Corporate Governance Guidelines, Code of Business Conduct and Ethics and Code of Ethics for Chief Executive and Senior Financial Officers, may be found on our website at www.hilltop-holdings.com, under the heading “Investor Relations – Governance.”  Printed versions also are available to any stockholder who requests them by writing to our corporate Secretary at the address listed under “Questions” on page 37.  A more detailed description of these committees is set forth below.  Our Board of Directors may, from time to time, establish certain other committees to facilitate the management of us.

Committee Membership

The following table shows the current membership of, and the 2007 fiscal meeting information for, each of the committees of the Board of Directors.

Name	Audit Committee	Compensation Committee (1)	Nominating and Corporate Governance Committee (2)	Investment Committee (3)

Rhodes Bobbitt	€	Chairman		Chairman
W. Joris Brinkerhoff		€
Charles R. Cummings	Chairman		€
Gerald J. Ford				€
J. Markham Green	€			€
William T. Hill, Jr.		€	€
W. Robert Nichols, III			Chairman
C. Clifton Robinson
James R. Staff
Carl B. Webb
Larry D. Willard				€
Meetings in Fiscal 2007	9	4	4	4

(1)          The Compensation Committee included Messrs. Webb, including as chairman, and Ford during fiscal 2007.  Messrs. Bobbitt, including as chairman, and Hill were appointed on April 24, 2008.

(2)          The Nominating and Corporate Governance Committee included Messrs. Ford, including as chairman, and Staff during fiscal 2007.  Messrs. Nichols, including as chairman, Hill and Cummings were appointed on April 24, 2008.

Audit Committee

We have a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934.  The Audit Committee helps our Board of Directors ensure the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm and the performance of our internal audit function and independent registered public accounting firm.  In furtherance of those matters, the Audit Committee assists in the establishment and maintenance of our internal audit controls, selects, meets with and assists the independent registered public accounting firm, oversees each annual audit and quarterly review and prepares the report that federal securities laws require be included in our annual proxy statement, which appears on page 35.  Mr. Cummings has been designated as Chairman, and Messrs. Green and Bobbitt were appointed as members, of the Audit Committee.  Our Board of Directors has reviewed the education, experience and other qualifications of each member of the Audit Committee.  After that review, our Board of Directors has determined that Mr. Cummings qualifies as an “audit committee financial expert,” as defined by the rules of the Securities and Exchange Commission, and is independent for purposes of audit committee members, as set forth in the New York Stock Exchange’s listing standards.  Currently, none of our Audit Committee members serve on the audit committees of three or more public companies.

Compensation Committee

The Compensation Committee reviews and approves the compensation and benefits of our executive officers, administers our approved management incentive and 2003 equity incentive plans and produces the annual report on executive compensation for inclusion in our annual proxy statement, which appears on page23.  Each member is, or during his tenure was, independent in accordance with the listing standards of the New York Stock Exchange.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s purpose is as follows:

•                  Identify, screen and recommend to our Board of Directors individuals qualified to serve as directors of us and on committees of the Board of Directors;

•                  Advise our Board of Directors with respect to the composition, procedures and committees of the Board of Directors;

•                  Advise our Board of Directors with respect to the corporate governance principles applicable to us, and

•                  Oversee the evaluation of the Board of Directors and our management.

Each member is, or during his tenure was, independent in accordance with the listing standards of the New York Stock Exchange.

Investment Committee

The Investment Committee is responsible for, among other things, reviewing investment policies, strategies and programs; reviewing the procedures that we utilize in determining that funds are invested in accordance with policies and limits approved by it; and reviewing the quality and performance of our investment portfolios and the alignment of asset duration to liabilities.  The Investment Committee is not currently governed by a charter.

Corporate Governance

General

We are committed to good corporate governance practices and, as such, we have adopted formal corporate governance guidelines to enhance our effectiveness.  The guidelines govern, among other things, board member qualifications, responsibilities, education, management succession, and executive sessions.  A copy of the corporate governance guidelines may be found at our corporate website at www.hilltop-holdings.com under the heading “Investor Relations—Governance.” A copy also may be obtained upon request from our corporate Secretary at the address listed under “Questions” on page 37.

Board Performance

Our Board of Directors conducts an annual survey of its members regarding its performance and reviews the results of the survey with a view to improving efficacy and effectiveness of the Board of Directors.  In addition, the full Board of Directors reviews annually the qualifications and effectiveness of the Audit Committee and its members.

Executive Board Sessions

The current practice of our Board of Directors is to hold an executive session of its independent directors at least once per quarter.  The individual who serves as the chair at these executive sessions shall rotate each year among the chairs (if such chair is not a member of management) of the committees of the Board of Directors.

Communications with Directors

Our Board of Directors has established a process to receive communications from stockholders and other interested parties.  Stockholders and other interested parties may contact any member or all members of the Board of Directors by mail.  To communicate with our Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title.  This correspondence should be sent to Hilltop Holdings Inc., c/o Secretary, 200 Crescent Court, Suite 1330, Dallas, Texas 75201.

All communications received as set forth in the preceding paragraph will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors.  Any contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee(s).  In the case of communications to the Board of Directors or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to whom the communication is addressed.  If the number of letters received through the foregoing process becomes excessive, our Board of Directors may consider approving a process for review, organization and screening of the correspondence by the corporate Secretary or other appropriate person.

Code of Business Conduct and Ethics

We have adopted a senior officer code of ethics applicable to our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer.  We also have adopted a code of business conduct and ethics applicable to all officers, directors and employees.  Both codes are available on our website at www.hilltop-holdings.com under the heading “Investor Relations—Governance—Corporate Governance Documents.” Copies also may be obtained upon request by writing our Corporate Secretary at the address listed under “Questions” on page 37.  Amendments to, and waivers from, our senior officer code of ethics and our code of business conduct and ethics will be disclosed at the same website address provided above and in such filings as may be required pursuant to applicable law or listing standards.

Director Nomination Procedures

The Nominating and Corporate Governance Committee believes that, at a minimum, candidates for membership on the Board of Directors should have demonstrated an ability to make a meaningful contribution to the Board of Directors’ oversight of our business and affairs and have a record and reputation for honest and ethical conduct.  The Nominating and Corporate Governance Committee recommends director nominees to the Board of Directors based on, among other things, its evaluation of a candidate’s experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding of our business environment and a willingness to devote adequate time and effort to board responsibilities.  In making its recommendations to the Board of Directors, the Nominating and Corporate Governance Committee also seeks to have the board nominate candidates who have diverse backgrounds and areas of expertise so that each member can offer a unique and valuable perspective.

The Nominating and Corporate Governance Committee expects, in the future, to identify potential nominees by asking current directors and executive officers to notify the committee if they become aware of persons who meet the criteria described above.  The Nominating and Corporate Governance Committee also, from time to time, may engage firms, at our expense, that specialize in identifying director candidates.  As described below, the Nominating and Corporate Governance Committee also will consider candidates recommended by stockholders.

Once a person has been identified by the Nominating and Corporate Governance Committee as a potential candidate, the committee expects to collect and review publicly available information regarding the person to assess whether the person should be considered further.  If the Nominating and Corporate Governance Committee determines that the candidate warrants further consideration, and if the person expresses a willingness to be considered and to serve on the Board of Directors, the Nominating and Corporate Governance Committee expects to request information from the candidate, review the person’s accomplishments and qualifications, including in light of any other candidates that the committee might be considering, and conduct one or more interviews with the candidate.  In certain instances, members of the Nominating and Corporate Governance Committee may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments.

In addition to stockholder proposals of director nominees submitted in accordance with our Amended and Restated Bylaws, as summarized below on page 37 under “Stockholder Proposals for 2009,” the Nominating and Corporate Governance Committee will consider written recommendations from stockholders of potential director candidates.  Such recommendations should be submitted to the Nominating and Corporate Governance Committee “c/o Secretary” at Hilltop Holdings Inc., 200 Crescent Court, Suite 1330, Dallas, Texas 75201.  Director recommendations submitted by stockholders should include the following information regarding the individual(s) recommended for nomination:

•                  Name, age, business address and residence address;

•                  the class, series and number of any shares of Hilltop stock beneficially owned;

•                  the date(s) that shares of Hilltop stock were acquired and the investment intent of such acquisition; and

•                  all other information that would be required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 and the rules promulgated thereunder (including each individual’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

The stockholder recommendation and information described above must be delivered to the Corporate Secretary not earlier than the 120th day and not later than 6:00 p.m., Dallas, Texas time, on the 90th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting of stockholders; provided, however, that if the date of mailing of the notice for the annual meeting is advanced more than thirty days prior to or delayed by more than thirty days after the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting, notice by the stockholder must be delivered not earlier than the 120th day prior to the mailing of the notice for the upcoming annual meeting and not later than 6:00 p.m., Dallas, Texas time, on the later of the 90th day prior to the mailing of the notice for the upcoming annual meeting of stockholders and the 10th day following the date on which public announcement of the mailing of the notice for the upcoming annual meeting is first made.

The Nominating and Corporate Governance Committee expects to use a similar process to evaluate candidates to the Board of Directors recommended by stockholders as the one it uses to evaluate candidates otherwise identified by the committee.

Messrs. Hill and Nichols have not previously stood for election on our Board of Directors.  They were appointed to our Board of Directors in April 2008.  Pursuant to an action of the Board of Directors at a meeting held April 24, 2008, the mandatory retirement age for directors was waived with regard to the service of Messrs. Cummings and Robinson.

No fee was paid to any third party or parties to identify or evaluate or assist in identifying or evaluating potential nominees.

The Nominating and Corporate Governance Committee did not receive within the time period specified by regulations of the Securities and Exchange Commission, the name of any recommended director nominee from a stockholder who beneficially owned more than 5% of Hilltop common stock for at least one year as of the date of the recommendation.

STOCK OWNERSHIP

Principal Stockholders

The following table sets forth information regarding our common stock beneficially owned on April 24, 2008 by any person or “group,” as that term is used in Section 13(d)(3) of Exchange Act, known to us to beneficially own more than five percent of the outstanding shares of our common stock.

Name and Addresss of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (a)

Gerald J. Ford (b)
200 Crescent Court, Suite 1350	9,421,642	16.7%
Dallas, Texas 75201

Farallon Funds and affiliated entities (c)	5,635,582	10.0%
c/o Farallon Capital Management, L.L.C.
One Maritime Plaza, Suite 2100
San Francisco, CA 94111

Wells Fargo & Company and subsidiaries (d)	5,480,006	9.7%
420 Montgomery Street
San Francisco, CA 94163

(a)          Based on 56,448,098 shares of common stock outstanding on April 24, 2008.  Shares issuable under instruments to purchase our common stock that are currently exercisable within 60 days of April 24, 2008, are treated as if outstanding for computing the percentage ownership of the person holding these instruments, but are not treated as outstanding for purposes of computing the percentage ownership of any other person.

(b)         The shares beneficially owned by Mr. Ford include: (i) 9,026,607 shares of common stock owned by ARC Diamond, LP and (ii) 391,549 shares of common stock owned by Hunter’s Glen/Ford, Ltd.  Mr. Ford is the sole stockholder and president of ARC Diamond GP, Inc, the general partner of ARC Diamond, LP, a general partner of Hunter’s Glen/Ford, Ltd. and the sole stockholder of Ford Diamond Corporation, the other general partner of Hunter’s Glen/Ford, Ltd.  Mr. Ford has sole voting and dispositive power of these shares.

(c)          Based solely on Schedule 13D (Amendment No. 2) filed with the SEC on August 3, 2007, includes (i) 2,127,546 shares of common stock beneficially owned by Farallon Capital Partners, L.P., (ii) 2,555,539 shares of common stock beneficially owned by Farallon Capital Institutional Partners, L.P., (iii) 147,425 shares of common stock beneficially owned by Farallon Capital Institutional Partners II, L.P., (iv) 181,580 shares of common stock beneficially owned by Farallon Capital Institutional Partners III, L.P., (v) 67,813 shares of common stock beneficially owned by Tinicum Partners, L.P., (vi) 326,509 shares of common stock beneficially owned by Farallon Capital Offshore Investors II, L.P. (each of the preceding entities referred to collectively as the “Farallon Funds”), and (vii) 247,170 shares of common stock beneficially owned by Farallon Capital Management, L.L.C. (the “Management Company” and, with respect to the shares held by a certain account managed by the Management Company, such account, identified herein as the “Managed Account”).

The common stock reported by the Farallon Funds is owned directly by the Farallon Funds and each of the funds has shared voting and dispositive power with respect to the shares owned by it.  The shares of common stock reported by the Management Company on behalf of the Managed Account are owned directly by the Managed Account.  Farallon Partners, L.L.C., the general partner of each of the Farallon Funds (the “Farallon General Partner”), in its capacity as general partner to the Farallon Funds, may be deemed to be the beneficial owner of all such shares owned by the Farallon Funds and has shared voting and dispositive power with respect to all such shares.  The Management Company, in its capacity as investment adviser to the Managed Account, may be deemed to be the beneficial owner of all such shares owned by the Managed Account and has shared voting and dispositive power with respect to all such shares.  In addition, each of the following persons, who are managing members of both the Farallon General Partner and the Management Company, in such capacity, may each be deemed to be the beneficial owner of all such shares owned by the Farallon Funds and the Managed Account: (i) Chun R. Ding, (ii) William F. Duhamel, (iii) Richard B. Fried, (iv) Monica R. Landry, (v) Douglas M. MacMahon, (vi) William F. Mellin, (vii) Stephen L. Millham, (viii) Jason E. Moment, (ix) Ashish H. Pant, (x) Rajiv A. Patel, (xi) Thomas F. Steyer and (xii) Mark C. Wehrly.  Each of the Management Company, the Farallon General Partner and the foregoing managing members disclaims beneficial ownership of any of such shares.

(d)         Based solely on Schedule 13G (Amendment No. 1) filed with the SEC on January 23, 2008.  Includes Wells Fargo & Company, Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC.  Wells Fargo & Company, Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC have sole voting power of 5,427,038, 1,312,424 and 4,114,614 shares, respectively.  Wells Fargo & Company, Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC have sole dispositive power of 5,480.006, 5,365,013 and 114,993 shares, respectively.

Security Ownership of Management

The following table sets forth information regarding the number of shares of our common and preferred stock beneficially owned on April 24, 2008, by:

•                  each of our directors;

•                  each of our named executive officers; and

•                  all of our directors and named executive officers presently serving, as a group.

Except as otherwise set forth below, the address of each of the persons listed below is c/o Hilltop Holdings Inc., 200 Crescent Court, Suite 1330, Dallas, Texas 75201.  Except as otherwise indicated in the footnotes to this table, the persons named in the table have specified that they have sole voting and investment power with respect to all shares of stock shown as beneficially owned by them, subject to any applicable community property law.

			Series A Cumulative
	Common Stock		Redeemable Preferred Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (a)	Amount and Nature of Beneficial Ownership	Percent of Class (b)

Rhodes Bobbitt (c)	126,059	*	—	*
W. Joris Brinkerhoff	29,979	*	—	*
Charles R. Cummings	37,476	*	—	*
Gerald J. Ford (d)	9,421,642	16.7%	—	*
200 Crescent Court, Suite 1350
Dallas, Texas 75201
J. Markham Green	154,023	*	—	*
William T. Hill, Jr.	—	*	—	*
W. Robert Nichols, III	—	*	—	*
C. Clifton Robinson	1,218,880	2.2%	—	*
James “Randy” Staff	132,149	*	—	*
Carl B. Webb	71,773	*	—	*
Larry D. Willard (e)	251,116	*	10,000	*
Darren Parmenter (f)	10,361	*	1,000	*
Greg Vanek (g)	10,000	*	—	*
James F. Kimsey (h)	184,578	*	—	*
7887 E. BelleviewAvenue, Suite 200
Englewood, Colorado 80111
Lawrence E. Kreider (i)	31,050	*	6,000	*
44 S. Bayles Avenue
Port Washington, New York 11050

All Directors and Named Executive Officers, as a group (14 persons) (j)	11,463,458	20.2%	11,000	*

*      Represents less than 1% of the outstanding shares of such class.

(a)          Based on 56,448,098 shares of common stock outstanding on April 24, 2008.  Shares issuable under instruments to purchase our common stock that are currently exercisable within 60 days of April 24, 2008, are treated as if outstanding for computing the percentage ownership of the person holding these instruments, but are not treated as outstanding for purposes of computing the percentage ownership of any other person.

(b)         Based on 5,000,000 shares of Series A Cumulative Redeemable Preferred Stock outstanding on April 24, 2008.

(c)          Includes 62,100 shares of common stock held in an IRA account for the benefit of Mr. Bobbitt.

(d)         The shares beneficially owned by Mr. Ford include: (i) 9,026,607 shares of common stock owned by ARC Diamond, LP and (ii) 391,549 shares of common stock owned by Hunter’s Glen/Ford, Ltd.  Mr. Ford is (x) the sole stockholder and president of ARC Diamond GP, Inc, the general partner of ARC Diamond, LP, (y) a general partner of Hunter’s Glen/Ford, Ltd. and (z) the sole stockholder of Ford Diamond Corporation, the other general partner of Hunter’s Glen/Ford, Ltd.  Mr. Ford has sole voting and dispositive power of these shares.

(e)          Includes 210,000 shares of common stock acquirable pursuant to the exercise of stock options.  Also includes 1,116 shares of common stock held in individual trusts for Mr. Willard’s three grandchildren.  Mr. Willard is the custodian of these trusts and, therefore, may be deemed to beneficially own the shares held in the trusts.  Mr. Willard disclaims beneficial ownership of the shares held in those trusts.

(f)            Includes 10,000 shares of common stock acquirable pursuant to the exercise of a stock option.  Excludes 40,000 shares of common stock acquirable pursuant to the exercise of a stock option that will not vest within 60 days of April 24, 2008.

(g)         Includes 10,000 shares of common stock acquirable pursuant to the exercise of a stock option.  Excludes 40,000 shares of common stock acquirable pursuant to the exercise of a stock option that will not vest within 60 days of April 24, 2008.

(h)         Mr. Kimsey resigned from all positions with the Company on July 31, 2007.  Includes (i) 37,185 shares of common stock held in an IRA account for the benefit of Mr. Kimsey and (ii) 147,000 shares of common stock acquirable pursuant to the exercise of stock options.

(i)             Mr. Kreider resigned from all positions with the Company on June 20, 2007.

(j)             Represents fourteen persons and includes 230,000 shares of common stock acquirable pursuant to the exercise of stock options.  Excludes 80,000 shares of common stock acquirable by our named executive officers pursuant to the exercise of stock options that will not vest within 60 days of April 24, 2008 and all shares beneficially owned by our named executive officers no longer employed with us.

MANAGEMENT

Executive Officers

        General

        In March 2008, we reviewed the officer positions that had been identified as executive officer positions and compared the duties and responsibilities of those officer positions against the definition of “executive officer,” as set forth in the rules and regulations of the SEC.  Based on that review, we identified the following officers as executive officers, consistent with the definition of that term as used by the SEC:

			Officer
Name	Age	Position(s)	Since

Larry D. Willard	65	President, Chief Executive Officer and Director	2005
Darren Parmenter	45	Senior Vice President - Finance	2007
Corey G. Prestidge	34	General Counsel and Secretary	2008
Greg Vanek	47	President of NLASCO, Inc.	2007

Business Experience of Executive Officers

Information concerning the business experience of Mr. Willard is set forth above under “Proposal One – Election of Directors – Nominees for Election as Directors” on page 3.

Darren Parmenter.  Mr. Parmenter has served as Senior Vice President of Finance of Hilltop since June 2007.  From January 2000 to June 2007, Mr. Parmenter was with Hilltop’s predecessor, Affordable Residential Communities Inc., and served as the Controller of Operations from April 2002 to June 2007.  Prior to 2000, Mr. Parmenter was employed by Albertsons Inc., as an Assistant Controller.

Corey G. Prestidge.  Mr. Prestidge has served as General Counsel and Secretary of Hilltop since January 2008.  From November 2005 to January 2008, Mr. Prestidge was the Assistant General Counsel of Mark Cuban Companies.  Prior to that, Mr. Prestidge was an associate in the corporate and securities practice group at Jenkens & Gilchrist, a Professional Corporation, which is a former national law firm that is no longer providing legal services. Mr. Prestidge is the son-in-law of our Chairman of the Board, Gerald J. Ford.

Greg Vanek.  Mr. Vanek has served as President and Chief Operating Officer of NLASCO since 2001, and National Lloyds Insurance Company and American Summit Insurance Company, subsidiaries of NLASCO, since 1997 and 2001, respectively, except for a brief period during 2000 when he was self-employed.  Prior to his service in those capacities, Mr. Vanek also has previously served as Vice President of Marketing and as an underwriter for National Lloyds Insurance Company since joining the company in 1986.  He is a member of various insurance industry associations, including a member and officer of the Association of Fire and Casualty Companies of Texas Legislative Committee and a board member of Southwestern Insurance Information Service.

Terms of Office and Relationships

Our named executive officers are elected annually or, as necessary, to fill vacancies or newly created offices by our Board of Directors.  Each named executive officer holds office until his successor is duly elected or qualified or, if earlier, until his retirement, death, resignation or removal.  Any officer or agent elected or appointed by our Board of Directors may be removed by our Board of Directors whenever, in its judgment, our best interests will be served, but any removal will be without prejudice to the contractual rights, if any, of the person so removed.

Except as disclosed elsewhere in this Proxy Statement, there are no familial relationships among any of our current directors or executive officers.  Except as described under “Proposal One – Election of Directors – Nominees for Election as Directors” commencing on page 3, none of our director nominees hold directorships in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, pursuant to Section 15(d) of the Securities Exchange Act of 1934 or any company registered as an investment company under the Investment Company Act of 1940.

There are no arrangements or understandings between any nominee for election as a director or officer and any other person pursuant to which that director was nominated or that officer was selected.

Compensation Discussion and Analysis

In the paragraphs that follow, we will discuss the overall objectives of our compensation program and what it is designed to reward participants over the life of the program, each element of compensation that we provide and an explanation of the reasons for the compensation decisions we have made regarding the following individuals, whom we refer to as our “named executive officers” for 2007:

•                  Larry D. Willard—President and Chief Executive Officer.

•                  Darren Parmenter—Senior Vice President of Finance (principal financial officer).

•                  James F. Kimsey—Former President and Chief Operating Officer (resigned in connection with the Farallon Transaction, which closed on July 31, 2007).

•                  Lawrence E. Kreider—Former Executive Vice President, Chief Financial Officer and Chief Information Officer (resignation announced on June 20, 2007).

•                  Greg Vanek—President of NLASCO.

Following this discussion, we provide specific information about compensation earned or awarded to our named executive officers during 2007.

Our Executive Compensation Programs

Our compensation programs include a combination of salary, at-risk incentives and equity incentives linked to performance and the creation of stockholder value.  In structuring our compensation programs, the Compensation Committee has been particularly mindful of several key issues.  We have had to address the difficulty of attracting exceptional talent and retaining existing talent.  We believe that it is critical to our long-term prospects to establish compensation programs that attract and retain those with the talent, skill and experience necessary for us to realize our strategic objectives.

With this in mind, the following principles help to guide our decisions regarding compensation of our named executive officers:

•                  Compensation opportunities should be competitive with market practices.  In order to attract and retain the executives with the experience and skills necessary to lead our company and deliver strong performance to our stockholders, we are committed to providing total annual compensation opportunities that are competitive.  We target all elements of our compensation program—base salary, annual incentive and equity incentive opportunities—to be consistent with practices of comparable organizations.

•                  A substantial portion of compensation should be performance-based.  Our executive compensation program emphasizes pay for performance.  This means that corporate performance, as assessed under the management incentive plan, and the potential value associated with stock option awards, represent between 40% to 50% of each named executive officer’s potential compensation, assuming target levels of annual incentive awards and estimated potential value associated with stock options were achieved.

•                  Management’s interests should be aligned with those of our stockholders.  Our long-term incentive compensation is delivered in the form of stock options, the value of which is ultimately dependent upon the performance of our stock price.  Although we have no mandatory requirement of stock ownership by our employees, including our named executive officers, stock ownership is encouraged.

•                  Compensation should be perceived as fair and equitable.  We strive to create a compensation program that will be perceived as fair and equitable, both internally and externally.  In addition to conducting analyses of market pay levels, we consider the pay of the named executive officers relative to one another and to other members of the management team.

How We Determine and Assess Executive Compensation Generally

Role of the Compensation Committee.

The Compensation Committee of our Board of Directors is responsible for reviewing and approving all aspects of the compensation programs for our named executive officers and making all decisions regarding specific compensation to be paid or awarded to them.  The Compensation Committee is responsible for, among its other duties, the following:

•                  Review and approval of corporate incentive goals and objectives relevant to compensation;

•                  Evaluation of individual performance results in light of these goals and objectives;

•                  Evaluation of the competitiveness of the total compensation package; and

•                  Approval of any changes to the total compensation package, including, but not limited to, salary, annual and long-term incentive award opportunities and payouts and retention programs.

The Compensation Committee is responsible for determining all aspects of compensation of the Chief Executive Officer, as well as assessing his individual performance.

The Compensation Committee may, in its discretion, consider (i) the transferability of managerial skills, (ii) the relevance of each named executive officer’s experience to other potential employers, and (iii) the readiness of the named executive officer to assume a different or more significant role, either within our organization or with another organization.  When making pay-related decisions, the Compensation Committee also has considered our specific circumstances and the associated difficulties with attraction, retention and motivation of talent and its importance in supporting achievement of our strategic objectives.

Information about the Compensation Committee and its composition, responsibilities and operations can be found on page 8 of this Proxy Statement and in the “Investor Relations-Governance” section of our website.

Role of the Chief Executive Officer in Compensation Decisions.

Mr. Willard, as the Chief Executive Officer, recommends to the Compensation Committee any compensation changes affecting the other named executive officers.  Within the framework of the compensation programs approved by the Compensation Committee and based on management’s review of market competitive positions, each year Mr. Willard recommends the level of base salary increase, reviews and approves the specific individual objectives in the annual incentive program and recommends the long-term incentive grant value for the other named executive officers.  His recommendations are based upon his assessment of the individual officer’s performance, performance of the officer’s respective business or function and employee retention considerations.  The Compensation Committee reviews Mr. Willard’s recommendations and must approve any compensation changes affecting our officers or executives.  Mr. Willard does not play any role with respect to any matter impacting his own compensation.

Role of Compensation Consultant.

The Compensation Committee retained Towers Perrin to provide market data and to advise on market trends and practices in connection with determining compensation payable in 2007 and 2006.  The Compensation

Committee then made its own determinations regarding 2007 and 2006 compensation of the named executive officers, considering the data and advice provided by Towers Perrin, among other factors.  Since the Compensation Committee has determined not to increase the 2008 compensation of the named executive officers, we have not retained the services of a compensation consultant in 2008.

Market Data

The Compensation Committee considers compensation levels, programs and practices of other companies to assist in assessing and establishing the competitiveness of our executive compensation programs.  In 2007, we referenced compensation practices and survey data for general industry, the real estate industry and a select group of comparable companies in the real estate industry.  This included an assessment of pay levels among the following set of companies:

•                  American Land Lease;

•                  Apartment Investment and Management Co;

•                  Builders FirstSource Inc.;

•                  Cavalier Homes Inc.;

•                  Cavco Industries Inc.;

•                  Champion Enterprises Inc.;

•                  Equity Lifestyle Properties Inc.;

•                  Modtech Holdings Inc.;

•                  Nobility Homes Inc.;

•                  Palm Harbor Homes Inc.;

•                  Skyline Corp.;

•                  Sun Communities Inc.; and

•                  United Mobile Homes Inc.

Information on the compensation levels, programs and practices of these companies and industry data is used to provide context for our compensation decisions, rather than as a direct determinant of pay levels for our named executive officers.

Other Factors.

While market data is important, it is not the only factor the Compensation Committee considers when determining compensation of our named executive officers.  Pay decisions are made following a review and discussion of both the financial and operational performance of our businesses and the annual performance reviews of the named executive officers and other members of the management team.

Elements of our Executive Compensation Program

Overall, our executive compensation program is designed to be consistent with the objectives and principles set forth above.  The basic elements of our 2007 executive compensation program are summarized below, followed by a more detailed discussion of those programs.

Our compensation policies and programs are considered by the Compensation Committee in a total rewards framework, considering both “pay”—base salary, annual incentive compensation and long-term incentive compensation; and “benefits”—benefits, perquisites and executive benefits and other compensation.  Our executive compensation program consists primarily of the following components:

Compensation Component	Purpose

Base Salary	Fixed component of pay intended to compensate the individual fairly for the responsibility level of the position held.

Annual Incentives	Variable component of pay intended to motivate and reward the individual’s contribution to achieving our short-term/annual objectives.

Long-term Incentives	Variable component of pay intended to motivate and reward the individual’s contribution to achieving our long-term objectives.

Perquisites	Fixed component of pay intended to provide an economic benefit to us in attracting and retaining executive talent.

Post-Termination Compensation (Severance and Change in Control)

Fixed component of pay intended to provide a temporary income source following an executive’s involuntary termination and, in the case of a change-in-control, to also provide continuity of management during that event.

Base Salary.

We provide base salaries for each named executive officer, commensurate with the services each provides to us, because we believe a portion of total direct compensation should be provided in a form that is fixed and liquid.  For 2007, base salary represented approximately 50% to 60% of total direct compensation, assuming target levels of annual incentive awards and estimated potential value associated with stock options were achieved (base salary, plus target annual incentive, plus the expected value of long-term incentives at date of grant).  The 2007 base salary for each named executive officer did not increase from the base salary paid in 2006, other than Messrs. Parmenter and Vanek, who were not executive officers during 2006.

Annual Incentive Awards.

Our named executive officers and other employees are eligible to receive annual incentive plan awards based upon our financial performance and other factors, including individual performance.  The Compensation Committee believes that this element of compensation is important to focus management efforts on, and provide rewards for, annual financial and strategic results that are aligned with creating value for our stockholders.  For 2007, target management incentive plan award opportunities to named executive officers represented approximately 40% to 75% of base salary and approximately 20% to 40% of total direct compensation (total annual cash compensation plus the expected value of long-term incentives at date of grant), assuming target levels of annual incentive awards and estimated potential value associated with stock options were achieved.  Further discussion of this plan is found after the Grants of Plan Based Awards section below.

Financial and strategic objectives are established each year based on a business plan developed by management and approved by our Board of Directors.  Performance against these goals is assessed at the end of the year and is a principal determiner of individual annual incentive award determinations.  The Compensation Committee also has the authority to make adjustments to the performance objectives in recognition of unusual or non-recurring events.  With respect to the incentive compensation plan for 2007 approved by the Compensation Committee, for Hilltop a threshold level of performance below which no compensation would be earned was specified at 85% of budgeted income before minority interest, a target level of performance was specified at 100% of budgeted income before minority interest, and the maximum level of performance beyond which no additional compensation would be earned was specified at 115% of budgeted income before minority interest.

With respect to the award payable to Mr. Vanek, the thresholds were based upon a combined ratio.  The level of performance below which no compensation would be earned was specified at a combined ratio of 91% or greater, the target level of performance was specified at a combined ratio of 90% or less and the maximum level of performance beyond which no additional compensation would be earned was set at a combined ratio of 85% or less.  Due to the sale of substantially all of our real estate operations in July 2007, a change in control (as defined in the plans) of us occurred, which resulted in our former named executive officers, other than Mr. Kreider, who resigned prior to the change in control, receiving 7/12ths of their target incentive compensation for 2007.

The Compensation Committee, in its sole discretion, determines the amount of each participant’s award based on attainment of the applicable performance goals and assessments of individual performance.  For 2007 performance, we paid the following bonuses under the management incentive plan to the named executive officers:

Name	Amount of Cash Bonus

Larry D. Willard	$500,000
Darren Parmenter	$178,750
Greg Vanek	$206,250
James F. Kimsey*	$151,667
Lawrence E. Kreider**	—

*            Represent 7/12ths of the target award for Mr. Kimsey that was paid as a result in the change in control in July 2007.

**          Mr. Kreider forfeited his right to a bonus for 2007 when he resigned in June 2007.

The management incentive plan provides that, upon a change in control (as defined in the plan), each participant (which includes each of the named executive officers) would be entitled to payment of a pro-rata bonus for the year in which the change of control occurs, the amount of which would be determined assuming the maximum level of performance had been achieved.  The consummation of the Farallon Transaction constituted a change in control under this plan.  At its July 26, 2007 meeting, the Compensation Committee determined that we would pay certain former executive officers that were employed by us immediately prior to the closing of the transaction 7/12ths of the target award for 2007.  Accordingly, Mr. Kimsey received $151,667.

Long-Term Incentive Awards.

As described above, we believe that a portion of each named executive officer’s compensation should be tied to the performance of our company’s stock price, aligning the officer’s interest with that of our stockholders.  In this regard, our long-term incentive compensation is delivered in the form of stock options, the value of which is ultimately dependent upon the performance of our stock price.  The expected value of these long-term incentive awards represents approximately 5% to 30% of each named executive officer’s total direct compensation opportunity, assuming target levels of annual incentive awards and estimated potential value associated with stock options were achieved.  Further discussion of the 2003 equity incentive plan pursuant to which such options are awarded is found after the “Grants of Plan Based Awards” section below.

On March 8, 2007, the Compensation Committee granted options to purchase 10,000 shares to Mr. Willard, options to purchase 7,000 shares to Mr. Kimsey and options to purchase 4,000 shares to Mr. Kreider.  Mr. Kreider forfeited his options when he resigned in June 2007.  On October 25, 2007, the Compensation Committee granted options to purchase 50,000 shares to each of Mr. Parmenter and Mr. Vanek.  The Compensation Committee granted the stock options to Messrs. Willard, Kimsey and Kreider in March 2007 in order to offset, in part, the dilutive effect that the rights offering conducted by the Company in January 2007 had on the stock options awarded to them in July 2006.  The number of shares granted was consistent with the provisions of other instruments that were adjusted as a result of the rights offering.  In determining the number of stock options granted to Messrs. Parmenter and Vanek, the Compensation Committee did not take into account specific individual performance factors, but rather considered the awards previously made to other executive officers.

The consummation of the Farallon Transaction on July 31, 2007 constituted a change in control under this plan.  Accordingly, the following stock options then outstanding became fully vested:  Mr. Willard—210,000 shares and Mr. Kimsey—147,000 shares.

We have not adopted a formal policy for the timing of grants of equity awards.  The Compensation Committee, however, follows an informal practice of annually reviewing and determining whether to grant equity awards.  If off-cycle awards, such as in the case of new hires, promotions or special retention awards, were required to be considered, the Compensation Committee would determine the applicability and amount of any such awards on a case-by-case basis.

All option awards made to eligible employees, including the named executive officers, are made pursuant to the 2003 equity incentive plan.  All stock options issued under the terms of the plan are granted with an exercise price equal to the fair market value of our common stock on the date of grant.  For this purpose, the market value is deemed to be the closing price of the common stock on the New York Stock Exchange on the date of grant of the stock options.  Options awards are not subject to re-pricing.

All stock option awards made to the named executive officers are made by the Compensation Committee and not pursuant to delegated authority.

Perquisites and Other Benefits.

We provide a limited number of perquisites and other benefits to our named executive officers.  Generally, our named executive officers receive only medical benefits, life insurance and long-term disability coverages, as well as supplemental contributions to the Company’s 401(k) program, on the same terms and conditions as available to all employees.  These medical and insurance benefits generally consist of group medical coverage with applicable deductibles and co-pays and complementary long-term disability capped at $50,000, with the option to purchase additional coverage.

In addition, in connection with the Company’s move in principal headquarters from Colorado to Dallas, Texas, we have reimbursed Mr. Willard, on a tax grossed-up basis, for certain expenses for housing, private aircraft and automobile use and we have reimbursed Mr. Parmenter, on a tax grossed-up basis, for certain housing expenses.

Severance and Other Post-Termination Compensation.

Currently, we do not maintain any severance or change in control program for the named executive officers.  Historically, we, however, have paid severance, the amount of which is generally determined both by length of Company tenure and level of compensation, when termination occurs other than for cause and pursuant to which certain benefits may be provided to the named executive officers.  Absent the negotiation of specific agreements with the named executive officers, their severance benefits would be provided on the same basis as provided to other employees of the Company.

Currently, Mr. Parmenter and we are a party to an employment agreement pursuant to which we agreed that if he is terminated without reasonable cause, he will be entitled to one year of base salary, plus bonus.

We entered into a severance agreement, effective as of February 18, 2004, with Mr. Kreider.  This severance agreement had a term of three years, with automatic one-year renewals commencing on the first anniversary of the severance agreement, unless either party to the agreement provided 60 days notice of non-renewal.  The severance agreement provided that if, following a change in control, the executive’s employment is terminated by us other than for “cause” (as defined in the severance agreement), or by the executive with good reason, the executive was entitled to certain severance payments and benefits.  As a result of Mr. Kreider’s resignation in June 2007, we are obligated to pay Mr. Kreider his 2007 base salary ($330,000) in accordance with our ordinary payroll schedule for the one year period immediately following his resignation.  Due to his resignation prior to the consummation of the Farallon Transaction, however, his unvested restricted stock and all of his stock options were forfeited.

In connection with their efforts to consummate the Farallon Transaction, we agreed to pay, and did pay, each of Mr. Kimsey and Kreider a bonus of $125,000 upon the completion of that transaction.

Further discussion of the severance agreements and payments made pursuant thereto may be found in the “Employment Contracts, Termination of Employment and Change in Control Arrangements” section below.

The 2003 equity incentive plan, pursuant to which stock option awards are granted to the named executive officers, contains specific termination and change-in-control provisions.  We determined to include a change in control provision in the plan to be competitive with what we believe to be the standards for the treatment of equity upon a change in control and so that employees who remain after a change of control would be treated the same with regard to equity as the general stockholders who could sell or otherwise transfer their equity upon a change in control.  Under the terms of the plan, if a change of control event (as defined under the plan) were to occur, all awards then outstanding would become vested and/or exercisable and any applicable performance goals with respect thereto would be deemed to be fully achieved.  The consummation of the Farallon Transaction constituted a change in control under this plan.  Further discussion of the change in control payments made pursuant to the 2003 equity incentive plan may be found in the “Employment Contracts, Termination of Employment and Change in Control Arrangements” section below.

Other Programs and Policies.

Stock Ownership Requirements.

Our senior executives are encouraged to own a meaningful amount of our common stock; however, there is no formal policy that requires such stock ownership.  Each of the named executive officers owns common stock of the Company, as specified in “Stock Ownership – Security Ownership of Management “ beginning on page 13 of this Proxy Statement.

Tax Considerations

Section 162(m) of the Internal Revenue Code, or the Code, imposes a $1.0 million limit on the tax-deductibility of compensation paid to our five most highly paid executives, which includes the named executive officers.  Exceptions are provided for compensation that is “performance-based” and paid pursuant to a plan meeting certain requirements of Section 162(m) of the Code.  The Compensation Committee has carefully considered the implications of Section 162(m) of the Code and believes that tax deductibility of compensation is an important consideration.  Accordingly, where possible and considered appropriate, the Compensation Committee strives to preserve corporate tax deductions.  The Compensation Committee, however, reserves the flexibility, where appropriate, to approve compensation arrangements that may not be tax deductible to the Company, such as base salary and awards of time-based restricted stock.  The Compensation Committee will continue to review the Company’s executive compensation practices to determine if other elements of executive compensation constitute “qualified performance-based compensation” under Section 162(m) of the Code.

We also continue to monitor the regulatory developments under Section 409A of the Code, which was enacted as part of the American Jobs Creation Act of 2004.  Section 409A imposes substantial limitations and conditions on nonqualified deferred compensation plans, including certain types of equity compensation and separation pay arrangements.

Accounting Considerations.

Differing forms of equity awards will have comparable accounting treatments under FAS 123 (R), and therefore, we expect that accounting treatments will not influence our selection of forms of equity compensation.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement.  Based on its review, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing report has been submitted by the following members of the Compensation Committee, which constituted its members as of March 6, 2008:

Carl B. Webb (Chairman)                                                    W. Joris Brinkerhoff

Executive Compensation

The following tables set forth information concerning the compensation earned for services performed during 2007 and 2006 by the named executive officers, who were either serving in such capacities on December 31, 2007 or during 2007 or are reportable pursuant to applicable SEC regulations.

Summary Compensation Table

Name and principal position	Year	Salary ($)		Bonus (b) ($)	Option awards (c) ($)		Non-equity incentive plan compensation ($)		All other compensation ($)		Total ($)

Larry D. Willard	2007	500,000		—	40,422	(d)	500,000	(f)	131,599	(h)	1,172,021
President and Chief Executive Officer	2006	500,000		—	788,365	(d)	500,000	(f)	86,394	(h)	1,874,759

Darren Parmenter	2007	263,462		—	155,037	(e)	178,750	(f)	13,745	(i)	610,994
Senior Vice President - Finance

Greg Vanek	2007	275,000		—	155,037	(e)	206,250	(f)	19,063	(j)	655,350
President of NLASCO, Inc.

James F. Kimsey	2007	233,333	(a)	125,000	28,295	(d)	151,667	(g)	—		538,295
Former President and Chief	2006	400,000		—	551,855	(d)	320,000	(f)	—		1,271,855
Operating Officer

Lawrence E. Kreider	2007	165,000	(a)	125,000	16,169	(d)			140,569	(k)	446,738
Former Executive Vice President, Chief	2006	330,000		—	315,346	(d)	214,500	(f)	—		859,846
Financial Officer and Chief
Information Officer

(a)          Represent salary earned through date of resignation.  Messrs. Kimsey and Kreider resigned effective July 31, 2007 and June 20, 2007, respectively.

(b)         Represent bonuses earned for the successful completion of the Farallon Transaction on July 31, 2007.  See “Certain Relationships and Related Party Transactions—Transaction with Farallon Capital Management, L.L.C. and its affiliates.”

(c)          Represent the 2007 and 2006 FAS 123(R) expense recognized for stock options granted in fiscal 2007 and 2006, respectively.  For more information regarding outstanding stock options held by the named executive officers, refer to the section “Outstanding Equity Awards at Fiscal Year-End” below.

(d)         Represent stock options granted in July 2006 and March 2007 to Messrs. Willard, Kimsey and Kreider.  Pursuant to the terms of their issuance, these stock options were to vest in equal installments over a three year period; however, pursuant to the plan and agreements governing their issuance, all unvested shares of these stock options became fully vested on July 31, 2007, as a result of the consummation of the Farallon Transaction.  See “Certain Relationships and Related Party Transactions—Transaction with Farallon Capital Management, L.L.C. and its affiliates.”

(e)          Represent stock options to purchase 50,000 shares of common stock at an exercise price of $12.06 per share granted on October 25, 2007 to each of Messrs. Parmenter and Vanek.  Pursuant to the terms of their issuance, these options vest in five equal installments on October 25, 2007, 2008, 2009, 2010 and 2011.

(f)            Represent the cash awards earned for 2007 and 2006 performance, as applicable, under the management incentive plan.  For more information regarding this plan, see below and also refer to “Compensation Discussion and Analysis” beginning on page 16 of this Proxy Statement.

(g)         Represents the cash award earned for 2007 performance under the management incentive plan.  This amount represents 7/12ths of the target 2007 performance award, which was approved for payment by the compensation committee.

(h)         Represent the aggregate payments and amounts attributed to Mr. Willard for income tax purposes, on a tax grossed-up basis, made by the Company in 2007 and 2006 to reimburse Mr. Willard for housing (2007 -$98,241; 2006 -$58,522), private aircraft (2007—$15,179; 2006—$8,017) and auto (2007—$18,178; 2006—$19,855) use.  Prior to August 2007, this related to costs incurred by Mr. Willard in connection with his travel to, and time in, Colorado.  In connection with Mr. Willard’s and the Company’s relocation to Texas in August 2007, the Company continues to provide Mr. Willard with an apartment and certain auto transportation needs for his use in Texas.

(i)             Represents aggregate payments and amounts attributed to Mr. Parmenter for income tax purposes, on a taxed grossed-up basis, made by the Company in 2007 to reimburse Mr. Parmenter for housing in connection with his relocation to Texas.

(j)             Represent aggregate payments and amounts attributed to Mr. Vanek for income tax purposes, on a taxed grossed-up basis, made by the Company in 2007 to reimburse Mr. Vanek for country club dues ($5,863) and Mr. Vanek’s car allowance ($13,200).

(k)          Represents severance amount paid to Mr. Kreider in 2007 following his resignation on June 20, 2007.

Grants of Plan-Based Awards

The following table supplements the Summary Compensation Table, providing information concerning incentive compensation opportunities provided to each named executive officer during 2007.  For more information regarding these annual and long-term incentive plan awards, refer to “Compensation Discussion and Analysis” beginning on page 16 of this Proxy Statement.

Grants of Plan-Based Awards Table for 2007

					All other option
					awards: number		Grant date fair
		Estimated future payouts			of securities	Exercise or base	value of stock
		under non-equity incentive plan awards (b)			underlying	price of options	and option
		Threshold	Target	Maximum	options (c)	awards (d)	awards (e)
Name	Grant Date (a)	($)	($)	($)	(#)	($/Sh)	($)
Larry D. Willard	January 1, 2007	250,000	375,000	500,000
President and Chief Executive Officer	March 8, 2007				10,000	11.28	40,422

Darren Parmenter	October 25, 2007	82,500	137,500	178,750
Senior Vice President - Finance	October 25, 2007				50,000	12.06	155,037

Greg Vanek	October 25, 2007	—	103,125	206,250
President of NLASCO, Inc.	October 25, 2007				50,000	12.06	155,037

James F. Kimsey (f)	January 1, 2007	160,000	240,000	320,000
Former President and Chief	March 8, 2007				7,000	11.28	28,295
Operating Officer

Lawrence E. Kreider (g)	January 1, 2007	99,000	165,000	214,000
Former Executive Vice President,	March 8, 2007				4,000	11.28	16,169
Chief Financial Officer and
Chief Information Officer

(a)          Represent the effective dates of grant of cash bonus awards under the management incentive plan and stock options under the 2003 equity incentive plan.  See below for a further discussion of these plans.  Grants of non-equity incentive plan awards (cash bonuses) are disclosed as of January 1, 2007, the date of commencement of the bonus period, although the specific parameters for their issuance were approved by the compensation committee at its April 26, 2007 meeting.

(b)         Represent the value of potential payments under the management incentive plan to each of the named executive officers based on 2007 performance.  Management incentive award amounts shown above represent potential awards that may have been earned based on performance during 2007.  The actual management incentive plan awards earned for 2007 are reported in the “Summary Compensation Table” above.  For more information regarding the management incentive plan, see below and also refer to “Compensation Discussion and Analysis” beginning on page 16 of this Proxy Statement.

(c)          Represent the number of shares of common stock underlying stock options granted to each of the named executive officers in 2007.  Stock option grants are made under the 2003 equity incentive plan pursuant to the terms of the non-qualified stock option agreements, which also govern their issuance.  The figures above represent the number of shares that were vested, and became vested as a result of the Farallon Transaction (See “Certain Relationships and Related Party Transactions—Transaction with Farallon Capital Management, L.L.C. and its affiliates”) at December 31, 2007, except for the grants to Messrs. Parmenter and Vanek, of which 20% vested on the date of grant.  For more information regarding these grants and plan payouts, refer to “Compensation Discussion and Analysis” beginning on page 16 of this Proxy Statement and “Notes to Consolidated Financial Statements—Note 12 Common Stock, Preferred Stock, Dividends and Minority Interest Related Transactions” commencing on page F-32 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(d)         Represent the exercise prices of stock options, which equal the closing market price of our common stock on the date of the grant.

(e)          Represents the full grant date fair value of each stock option granted to the named executive officers in 2007, computed in accordance with FAS123(R).  Pursuant to the terms of their issuance, stock options currently outstanding and granted prior to July31, 2007 are fully vested as a result of the Farallon Transaction.  For more information regarding these grants and plan payouts, refer to the Company’s disclosure in “Notes to Consolidated Financial Statements—Note 12 Common Stock, Preferred Stock, Dividends and Minority Interest Related Transactions” commencing on page F-32 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(f)            Mr. Kimsey resigned from all positions with the Company and its subsidiaries effective July 31, 2007.

(g)         Mr. Kreider resigned from all positions with the Company and its subsidiaries on June 20, 2007, which resulted in the forfeiture of his stock options and his right to the cash bonus award under the management incentive plan.

Management Incentive Plan.

We have adopted a management incentive plan, which provides for cash bonus awards to those key employees of us and our subsidiaries selected by our Compensation Committee for participation in the plan.  A participant may receive a cash bonus under the management incentive plan based upon the attainment, during each performance period, of performance objectives that are established by our Compensation Committee.  These performance objectives may be based on one or more of the following criteria, determined in accordance with generally accepted accounting principles, where applicable:

•                  total stockholder return;

•                  earnings per share (which may include the manner in which such earnings goals were met);

•                  net income (before or after taxes);

•                  earnings before interest, taxes, depreciation and amortization;

•                  revenues;

•                  return on assets;

•                  market share;

•                  business plan goals;

•                  cost reduction goals;

•                  funds from operations; or

•                  any combination of, or a specified increase in, any of the foregoing.

Performance objectives may be applied to one or more of the following, among others, our company as a whole, any of our subsidiaries or affiliates or any of our divisions or strategic business units, and may be applied to performance relative to a market index or a group of other companies.  The Compensation Committee possesses the authority to make adjustments to the performance objectives in recognition of unusual or non-recurring events.  The performance goals may include a threshold level of performance below which no compensation will be earned, levels of performance at which specified compensation will be earned and a maximum level of performance beyond which no additional compensation will be earned.

The amount of each participant’s bonus will be based upon a bonus formula determined by our compensation committee, in its sole discretion, that ties such bonus to the attainment of the applicable performance goals, and will, unless otherwise determined by our Compensation Committee, range from 75% to 125% of certain specified target amounts.  Under the management incentive plan, none of our executive officers may receive a bonus payment for any performance period that exceeds 125% of his base salary.  Except as otherwise provided in a participant’s employment or other individual agreement, the payment of a cash bonus to a participant for a performance period will be conditioned upon the participant’s continued employment on the last day of the performance period.  In the event of a change in control (as defined in the management incentive plan), the performance period then in effect will be deemed to have been completed, the maximum level of performance will be deemed to have been achieved and all participants will receive payment within ten business days after the change in control, regardless of whether the individual is then employed by us or any of our affiliates.  On July 31, 2007, a change in control (as defined in the management incentive plan) of us occurred as a result of the consummation of the Farallon Transaction (See

“Certain Relationships and Related Party Transactions—Transaction with Farallon Capital Management, L.L.C. and its affiliates”).  At its July 26, 2007 meeting, the Compensation Committee determined that we would pay certain former executive officers that were employed by us immediately prior to the closing of that transaction 7/12ths of the target award for 2007 (See “Summary Compensation Table” above).  We may amend, suspend or terminate the management incentive plan at any time, provided that no amendment of the plan may adversely affect an award granted prior to the amendment without the participant’s consent.

2003 Equity Incentive Plan.

On December 23, 2003, we adopted the 2003 equity incentive plan, which provides for the grant of equity-based incentives, including restricted shares of our common stock, stock options, grants of shares and other equity-based awards, to our directors, officers and other employees and those of our subsidiaries selected by our Compensation Committee for participation in the plan.  At inception, 1,992,387 shares were authorized for grant pursuant to this plan.  All shares outstanding, whether vested or unvested, are entitled to receive dividends and to vote, unless forfeited.  No participant in our 2003 equity incentive plan may be granted awards in any fiscal year covering more than 500,000 shares of our common stock.

The 2003 equity incentive plan is administered by our Compensation Committee, which has the discretion, among other things, to determine the persons to whom awards will be granted, the number of shares of our common stock to be subject to awards and the other terms and conditions of the awards.  Performance objectives may be applied to one or more of the following, among others: our company as a whole, any of our subsidiaries or affiliates or any of our divisions or strategic business units, or may be applied to performance relative to a market index or a group of other companies.  The Compensation Committee possesses the authority to make adjustments to the performance objectives in recognition of unusual or non-recurring events.  The 2003 equity incentive plan provides that in no event will the Compensation Committee be authorized to reprice stock options, or to lower the base or exercise price of any other award granted under the plan, without obtaining the approval of our stockholders.

Stock options granted under the 2003 equity incentive plan may be either “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code or nonqualified stock options.  Generally, holders of restricted stock will be entitled to vote and receive dividends on their restricted shares, but our Compensation Committee may determine, in its discretion, that dividends paid while the shares are subject to restrictions may be reinvested in additional shares of restricted stock.  Except as otherwise permitted by our Compensation Committee, awards granted under the 2003 equity incentive plan will be transferable only by will or through the laws of descent and distribution, and each stock option will be exercisable during the participant’s lifetime only by the participant or, upon the participant’s death, by his or her estate.  Director compensation that is paid in the form our common stock, whether at our or the director’s election, is issued through this plan.

In the event of a change in control of us (as defined in the 2003 equity incentive plan), all awards then outstanding under the 2003 equity incentive plan will become vested and, if applicable, exercisable, and any performance goals imposed with respect to then-outstanding awards will be deemed to be fully achieved.  On July 31, 2007, a change in control of us (as defined in 2003 equity incentive plan) occurred as a result of the consummation of the Farallon Transaction (See “Certain Relationships and Related Party Transactions—Transaction with Farallon Capital Management, L.L.C. and its affiliates”).  Accordingly, all awards then outstanding became fully vested.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information pertaining to all outstanding equity awards held by the named executive officers as of December 31, 2007, which consisted solely of stock options awarded during 2006 and 2007.

Outstanding Equity Awards at Fiscal Year-End 2007

		Option Awards
		Number of		Number of
		securities		securities
		underlying		underlying
		unexercised		unexercised		Option
		options		options		exercise
		(#)		(#)		price (d)	Option
Name	Grant Date	exercisable		unexercisable		($)	expiration date

Larry D. Willard	July 27, 2006	200,000	(a)	—		10.74	July 27, 2016
President and Chief Executive Officer	March 8, 2007	10,000	(a)	—		11.28	July 27, 2016

Darren Parmenter	October 25, 2007	10,000	(b)	40,000		12.06	October 25, 2012
Senior Vice Presidnet - Finance

Greg Vanek	October 25, 2007	10,000	(b)	40,000		12.06	October 25, 2012
President of NLASCO, Inc.

James F. Kimsey	July 27, 2006	140,000	(c)	—		10.74	July 31, 2009	(c)
Former President and Chief Operating	March 8, 2007	7,000	(c)	—		11.28	July 31, 2009	(c)
Officer

Lawrence E. Kreider (e)	July 27, 2006	—	(e)	—	(e)		—	(e)
Former Executive Vice President, Chief	March 8, 2007	—	(e)	—	(e)		—	(e)
Financial Officer and Chief Information
Officer

(a)          These stock options became fully vested and exercisable as result of the consummation of the Farallon Transaction (See “Certain Relationships and Related Party Transactions—Transaction with Farallon Capital Management, L.L.C. and its affiliates”).

(b)         These stock options vest in five equal installments on each of October 25, 2007, 2008, 2009, 2010 and 2011.

(c)          These stock options became fully vested and exercisable as a result of the consummation of the Farallon Transaction (See “Certain Relationships and Related Party Transactions—Transaction with Farallon Capital Management, L.L.C. and its affiliates”).  These options originally expired on July 27, 2016; however, due to his resignation on July 31, 2007, the expiration date was accelerated to July 31, 2009.

(d)         Represent the exercise prices of stock options held by the named executive officers, which are the closing market prices of Company common stock on the dates of grant of the stock options.

(e)          Mr. Kreider resigned from all positions with the Company and its subsidiaries effective June 20, 2007, and as a result, forfeited his right to all stock options held by him.

Option Exercises and Stock Vested

The table below shows the total number and the value of shares vested for each named executive officer in 2007.  No named executive officer exercised any stock options in 2007.

Stock Vested Table for 2007

Stock Awards
Number of shares
	acquired on	Value realized on
	vesting (a)	vesting (b)
Name	(#)	($)

Larry D. Willard	—	—
President and Chief Executive Officer

Darren Parmenter	—	—
Senior Vice President - Finance

Greg Vanek	—	—
President of NLASCO, Inc.

James F. Kimsey	—	—
Former President and Chief Operating Officer

Lawrence E. Kreider	1,000	11,910
Former Executive Vice President, Chief Financial Officer and
Chief Information Officer

(a)          Represents restricted shares that vested on February 18, 2007.  These restricted shares vested based upon continued employment with the Company on that date.  Excludes 2,000 unvested restricted shares that were forfeited as a result of his resignation on June 20, 2007.

(b)         Represents the value of stock awards that vested in 2007.  The value is based on the closing market price of Company common stock on the date of vesting, or February 18, 2007 ($11.91), multiplied by the number of shares vesting.

Employment Contracts, Termination of Employment and Change in Control Arrangements

Set forth below is a summary of the employment agreement with Mr. Parmenter, the severance agreement with Mr. Kreider and a description of benefits payable following a change of control.  The Compensation Committee believes that the arrangements described below serve our interests and the interests of our stockholders because they help secure the continued employment and dedication of our senior officers prior to or following a change of control without concern for his own continued employment.  We believe that it is in the best interest of our stockholders to have plans in place that will allow management to pursue all alternatives for us without undue concern for their own financial security.  We also believe that these agreements and arrangements are important as recruiting and retention devices, as most companies with which we compete for executive talent have similar agreements or arrangements in place for their senior employees.

Employment Contract

On October 25, 2007, we entered into an employment agreement with Darren Parmenter.  The employment agreement is for a term of three years with an annual base salary of $275,000.  Additionally, in accordance with the agreement, Mr. Parmenter is entitled to participate in all of our management incentive bonus plans and receive any annual performance bonus awarded to him by the Board of Directors pursuant to such plan.  In 2007, Mr. Parmenter is entitled to a bonus of $137,500, which is payable in a lump sum in April 2008.  The employment agreement provides that if Mr. Parmenter is terminated without reasonable cause, he will be entitled to (i) full vesting of any bonus or equity incentive awards, (ii) health benefits for a period of 18 months and (iii) a lump sum payment of (a) any accrued but unused vacation time, (b) one year of base salary, (c) the average annual bonus earned over the most recent years, and (d) the pro rata portion of the bonus for the year in which the termination occurs.  The employment agreement also provides that if Mr. Parmenter is terminated as a result of his death or disability, he, or his estate, will be entitled to (i) full vesting of any bonus or equity incentive awards, (ii) in the case of disability, continued health benefits for a period of 18 months and (iii) a lump sum payment of (a) any earned but unpaid salary and previously accrued but unpaid bonuses and (b) the pro rata portion of the bonus for the year in which the termination occurs. The employment agreement provides that we shall pay Mr. Parmenter all accrued but unpaid amounts, if any, to which he is entitled under any of our compensation or benefit plans.

Under the employment agreement, Mr. Parmenter has agreed that during the period of employment and for twelve months following his termination: (i) he will not solicit any person who is employed by us or any of our affiliates or otherwise interfere with our employee relations; and (ii) he will not contact any of our customers, suppliers or other business contacts or otherwise interfere with our customer or supplier relations.  Mr. Parmenter has also agreed all confidential records, material and information concerning the Company or its affiliates shall remain our exclusive property and Mr. Parmenter shall not divulge such information to any person.

Severance Agreement

We entered into a severance agreement, effective as of February 18, 2004, with Mr. Kreider.  This severance agreement had a term of three years, with automatic one-year renewals commencing on the first anniversary of the severance agreement, unless either party to the agreement provided 60 days notice of non-renewal.  The severance agreement provides that if, prior to a change in control, the executive’s employment is terminated by us other than for “cause” (as defined in the severance agreement) or by the executive for any reason, the executive was entitled to receive continued payment of his then-current base salary, paid in accordance with our ordinary payroll schedule, for the one-year period immediately following termination of employment.  As a result of Mr. Kreider’s resignation in June 2007, we were obligated to pay Mr. Kreider his 2007 base salary ($330,000) in accordance with our ordinary payroll schedule for the one year period immediately following his resignation.  Due to his resignation prior to the consummation of the Farallon Transaction, however, his unvested restricted stock and all of his stock options were forfeited.

This severance agreement also contained confidentiality provisions that apply indefinitely, and non-competition and non-solicitation provisions that apply during the employment period and for a one-year period thereafter.  The severance agreement required us make an additional tax gross-up payment to the executive if any amounts paid or payable to the executive pursuant to his severance agreement or otherwise in connection with a change in control would be subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Code.

Accelerated Benefits Upon a Change of Control

The non-qualified stock option agreements pursuant to which all option awards are granted provide for acceleration of vesting upon a change of control or the death of the option holder.  Our 2003 equity incentive plan has a complex definition of “change in control.”  Generally speaking, a change in control occurs if: (i) with certain exceptions, any person becomes the owner of 50% or more of the combined voting power of our outstanding stock and other voting securities; (ii) a majority of the directors serving on our Board of Directors are replaced other than by new directors approved by at least two-thirds of the members of our Board of Directors; (iii) we are not the surviving company after a merger or consolidation; or (iv) with certain exceptions, our stockholders approve a plan of complete liquidation or dissolution or an agreement for the sale or disposition of all or substantially all of our assets is consummated.

Our 2003 equity incentive plan is a “single-trigger” plan, meaning that stock option acceleration occurs upon a change of control even if the option holder remains with us after the control change, regardless of whether options are assumed or substituted by the surviving company.  On July 31, 2007, all stock option awards under our 2003 equity incentive plan outstanding before the completion of the Farallon Transaction vested in full.

The following table provides a quantitative delineation of monetary benefits from benefit plan acceleration that:

•                  were realized by our named executive officers no longer employed by us as a result of the Farallon Transaction (See “Certain Relationships and Related Party Transactions—Transaction with Farallon Capital Management, L.L.C. and its affiliates”), and

•                  may be realized by our named executive officers currently employed by us, if a change of control event, as defined in the plan(s), had occurred on the last business day of 2007.

In addition to acceleration of benefits upon a change of control event, the non-qualified stock option agreements pursuant to which all option awards are granted provide for acceleration of vesting upon the death of the option holder.  No other rights of acceleration are provided for under the terms of the Company’s benefit plans.

Accelerated Benefits Upon a Change of Control Table 2007

	Cash Payments		Option Awards		Stock Awards
			Value realized on
			acceleration and		Value realized on
	Due under Mangement		exercise under		vesting under
	Incentive Plan (a)		benefit plans(s) (b)		benefit plan(s)
Name	($)		($)		($)

Larry D. Willard	500,000	(c)	41,184	(f)	—
President and Chief Executive Officer

Darren Parmenter	178,750	(c)	—	(g)	—
Senior Vice President - Finance

Greg Vanek	206,250	(c)	—	(g)	—
President of NLASCO, Inc.

James F. Kimsey	151,667	(d)	28,829	(f)	—
Former President and Chief Operating Officer

Lawrence E. Kreider	—	(e)	—	(e)	—
Former Executive Vice President, Chief Financial Officer and
Chief Information Officer

(a)          Pursuant to the provisions of the management incentive plan under which cash bonus awards are made, if a change of control event, as defined under the plan, were to occur while any awards under the plan remain outstanding, then any applicable performance period would be deemed to have been completed and the respective performance goals would be deemed to have been fulfilled at the maximum level of performance set forth therein.  Under such circumstances, each participant in the bonus plan would be entitled to payment of the pro-rata portion of such bonus amount, payable within ten business days following such a change of control event, regardless of whether then employed by the Company.  The Company would have the right to withhold from any bonus amounts to be paid any taxes it may be required to withhold or to make such other arrangements for withholding as it deems satisfactory.

(b)         Pursuant to the provisions of the 2003 equity incentive plan under which issuances of stock option awards are made, if a change of control event, as defined under the plan, were to occur, all awards then outstanding would become vested and, if applicable, exercisable and any applicable performance goals with respect thereto would be deemed to be fully achieved.  The Company has the discretion to require payment by the option holder of any amount it deems necessary to satisfy its liability to withhold income or any other taxes incurred by reason of exercise of options.  Further, pursuant to the terms of the non-qualified stock option agreements that govern the issuance of options, upon the death of the option holder all options become fully vested and exercisable.

(c)          Represents the amount of cash bonus that would have been due to Messrs. Willard, Parmenter and Vanek under the management incentive plan upon a change in control, if the event occurred on the last business day of 2007.

(d)         Represents the actual amount paid to Mr. Kimsey as a result of the consummation of the Farallon Transaction (See “Certain Relationships and Related Party Transactions—Transaction with Farallon Capital Management, L.L.C. and its affiliates”).

(e)          Mr. Kreider forfeited his potential cash bonus, stock options and unvested restricted stock effective upon his resignation on June 20, 2007, which was prior to the consummation of the Farallon Transaction.

(f)            Represents the benefit realized by Messrs. Willard and Kimsey when the unvested portions of their respective stock options became fully vested and exercisable as a result of the Farallon Transaction.  The value realized assumes the exercise of all their respective stock options that became vested as a result of the event and is calculated as the difference between the option exercise price per share and the closing market price on July 31, 2007 ($11.36).

(g)         Represents the value of unvested stock option grants that would vest upon a change in control, assuming a change of control event on the last business day of 2007.  The value realized assumes the exercise of all their respective stock options that became vested as a result of the event and is calculated as the difference between the option exercise price per share and the closing market price on December 31, 2007 ($10.92).

Compensation Committee Interlocks and Insider Participation

During fiscal year 2007, directors Carl B. Webb (Chairman), Gerald J. Ford and W. Joris Brinkerhoff served on the Compensation Committee.  During fiscal year 2007:

•                  none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served on our compensation committee;

•                  none of our executive officers served as a director of another entity, one of whose executive officers served on our compensation committee; and

•                  none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as one of our directors.

In order to raise $80 million to provide a source of funding for a portion of the acquisition of NLASCO, Inc., we conducted a rights offering to our stockholders.  In the rights offering, all holders of our common stock as of the record date, December 19, 2006, received one non-transferable right to purchase 0.242 shares of our common stock for each share held.  The price at which the additional shares were purchased was $8.00 per share. Gerald J. Ford, one of our directors and the beneficial owner of approximately 16.0% of our common stock at that date, through an affiliate, Hunter’s Glen/Ford, Ltd., backstopped the rights offering.  This means it agreed to purchase all shares of our common stock that remained unsubscribed for in the rights offering (other than those beneficially acquired by Mr. Ford in a private placement).  Hunter’s Glen/Ford, Ltd. purchased 391,549 shares that were not purchased in the rights offering by the stockholders of record on the record date, at the rights offering price per share of $8.00.  Mr. Ford, directly and through an affiliate, ARC Diamond, LP, agreed to purchase in a private placement the full number of shares of our common stock that they would otherwise have been entitled to subscribe for in the rights offering at $8.00 per share.  Accordingly, Mr. Ford, ARC Diamond LP and Hunter’s Glen/Ford, Ltd. acquired an aggregate of 1,759,400 additional shares of our common stock pursuant to this private placement.  As of April 24, 2008, Mr. Ford is deemed to be the beneficial owner of 9,421,642 shares of our common stock, or 16.7% of our outstanding common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires officers and directors, and persons who beneficially own more than ten percent of our stock, to file initial reports of ownership and reports of changes in ownership with the SEC.  Officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies furnished to us and representations from our officers and directors, we believe that all Section 16(a) filing requirements for the year ended December 31, 2007, applicable to our officers, directors and greater than ten percent beneficial owners were satisfied, except that:

•                  each of Messrs. Brinkerhoff, Staff and Webb were late in filing one Form 4 to report director compensation shares that were awarded to them in July 2007;

•                  Darren Parmenter, our Senior Vice President-Finance, was late in filing his Form 3; and

•                  James F. Kimsey, a former director and our former President and Chief Operating Officer, was late in reporting a purchase in January 2007.

Based on written representations from our officers and directors, we believe that all Forms 5 for directors, officers and greater than ten percent beneficial owners that have been filed with the SEC are the only Forms 5 required to be filed for the period ended December 31, 2007.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

General

Transaction with related persons are governed by our Code of Business Conduct and Ethics, which applies to all officers, directors and employees.  This code covers a wide range of potential activities, including, among others, conflicts of interest, self-dealing and related party transactions.  Waiver of the policies set forth in this code will only be permitted when circumstances warrant.  Such waivers for directors and executive officers, or that provide a benefit to a director or executive officer, may be made only by the board of directors, as a whole, or the audit committee of the board of directors and must be promptly disclosed as required by applicable law or regulation.  Absent such a review and approval process in conformity with the applicable guidelines relating to the particular transaction under consideration, such arrangements are not permitted.

Management Services Agreement

On April 28, 2008, but effective as of January 1, 2008, we entered into a Management Services Agreement with Diamond A Administration Company LLC, or Diamond A, an affiliate of Gerald J. Ford, our current Chairman of the Board and the beneficial owner of 16.7% of our common stock as of that date.  Pursuant to this Management Services Agreement, Diamond A will provide certain management services to us and our subsidiaries, including, among others, financial and acquisition evaluation.  These services will be provided to us at a cost of $100,000 per month, plus reasonable out-of-pocket expenses.  This agreement will continue in effect until December 31, 2009;  provided, however, either party may terminate the agreement upon thirty days’ prior notice to the other.

We also agreed to indemnify and hold harmless Diamond A for its performance or provision of these services, except for gross negligence and willful misconduct.  Further, Diamond A’s maximum aggregate liability for damages under this agreement is limited to the amounts paid to Diamond A under this agreement during twelve months prior to that cause of action.

Transaction with Farallon Capital Management, L.L.C. and its affiliates

On July 31, 2007, we closed the sale of certain of our assets, including the operating assets of our manufactured home businesses, to American Residential Communities LLC, an affiliate of Farallon Capital Management, L.L.C., or Farallon, Helix Funds LLC and GEM Realty Capital, Inc.  We received gross proceeds of $889.3 million in cash, which represents the amount of the purchase price of $1.794 billion less the indebtedness assumed by American Residential Communities LLC.  We recorded a gain on the sale of the manufactured home business of $366.9 million in the twelve months ended December 31, 2007.  Farallon and its affiliates were the beneficial owner of 5,653,582 shares of our common stock, or ten percent of our outstanding common stock, on the date the transaction was consummated.  The consummation of this transaction constituted a change in control of us under certain of our benefit plan, resulting the acceleration and payment of those benefits to participants.

The NLASCO Acquisition

ARC Insurance Holdings Inc., or Holdings, a subsidiary of us, on the one hand, and C. Clifton Robinson, C.C. Robinson Property Company, Ltd. and The Robinson Charitable Remainder Unitrust, on the other hand, entered into a stock purchase agreement, dated as of October 6, 2006, or the NLASCO Agreement.  Pursuant to the NLASCO Agreement, on January 31, 2007, Holdings acquired all of the outstanding shares of capital stock of NLASCO, Inc., or NLASCO, a privately held property and casualty insurance holding company domiciled in the state of Texas.  In exchange for the stock, NLASCO’s shareholders, consisting of C. Clifton Robinson and affiliates, as specified above, received $105.75 million in cash and 1,218,880 shares of our common stock issued to Mr. Robinson, for a total consideration of $122.0 million.  The NLASCO Agreement included customary representations, warranties and covenants, as well as indemnification provisions, and the purchase price is subject to specified post-closing adjustments that have the potential to either increase or reduce the aggregate consideration paid by Holdings and us in this regard.  The parties also entered into several ancillary agreements, including a non-competition agreement, a registration rights agreement, a release, employment agreements and a share lock-up agreement.

In order to raise $80 million to provide a source of funding for a portion of the acquisition of NLASCO, we conducted a rights offering to our stockholders.  In the rights offering, all holders of our common stock as of the date of record, December 19, 2006, received one non-transferable right to purchase 0.242 shares of our common stock for each share held.  The price at which the additional shares were purchased was $8.00 per share.  The rights offering expired on January 23, 2007, and we issued approximately 7.8 million shares of our common stock to existing stockholders upon completion of the rights offering.  In addition, Gerald J. Ford, one of our directors and the beneficial owner of approximately 16.0% of our common stock as of the record date, through an affiliate, Hunter’s Glen/Ford, Ltd., backstopped the rights offering.  This means it agreed to purchase all shares of common stock that remained unsubscribed for in the rights offering (other than those beneficially acquired by Mr. Ford in a private placement).  Pursuant that backstop, Hunter’s Glen/Ford, Ltd. purchased 391,549 shares that were not purchased in the rights offering by the stockholders of record on the record date at the rights offering price per share of $8.00.  Mr. Ford, directly and through an affiliate, ARC Diamond, LP, agreed to purchase in a private placement the full number of shares of our common stock that they would otherwise have been entitled to subscribe for in the rights offering at $8.00 per share.  Accordingly, Mr. Ford, ARC Diamond LP and Hunter’s Glen/Ford, Ltd. acquired an aggregate of 1,759,400 additional shares of our common stock pursuant to this private placement.  As of April 24, 2008, Mr. Ford is deemed to be the beneficial owner of 9,421,642 shares of our common stock, or 16.7% of our outstanding common stock.

In addition, Flexpoint Fund, L.P., a fund managed by Flexpoint Partners, LLC of Chicago, Illinois, invested $20 million to purchase our common stock at the leading ten-day average market price of our common stock on the date the agreement was signed, subject to certain anti-dilution provisions.  Mr. Ford is a limited partner of Flexpoint Fund, L.P, which is managed by Flexpoint Partners, LLC.  As a limited partner, Mr. Ford is pari passu with all other limited partners and has no financial interest in, or management authority of, its managing general partner.

C. Clifton Robinson Relationship with the Company

In furtherance of the terms of the NLASCO Agreement, C. Clifton Robinson, Chairman of NLASCO and a member of our board of directors, entered into certain ancillary agreements with us, including, among others, an employment agreement, a non-competition agreement, a lock-up agreement and a registration rights agreement.

In conjunction with the closing of the NLASCO acquisition, NLASCO entered into an employment agreement with C. Clifton Robinson that provides that he will serve as chairman of NLASCO and will be paid $100,000 a year.  In addition, NLASCO entered into an employment agreement with Mr. Robinson’s son, Gordon B. Robinson, the former vice chairman and deputy chief executive officer of NLASCO, pursuant to which he will serve in an advisory capacity to NLASCO and for which he will be paid $100,000 per year.  Each employment agreement is for a one-year term with automatic one-year extensions by agreement of the parties.  The employment agreements also include non-competition and non-solicitation provisions similar to that in the non-competition agreement discussed below, but with a term until two years after the termination of employment.  Further, each of the Robinsons entered into a non-competition agreement pursuant to which he has agreed not to, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, lend credit to, or render services to, any business whose products, services or activities compete with those of NLASCO or any of its subsidiaries within certain states.  Each non-competition agreement also includes customary non-solicitation provisions.  The term of the non-competition agreements is five years.  Finally, C. Clifton Robinson executed a share lock-up agreement pursuant to which he has agreed not to offer, sell, contract to sell, hypothecate, pledge, sell or grant any option, right or warrant to purchase, or otherwise dispose of, or contract to dispose of, our common stock until 20 months after the closing date of the NLASCO acquisition.  Upon the closing of the NLASCO acquisition in January 2007, NLASCO became a wholly owned subsidiary of us.

In connection with the closing of our acquisition of NLASCO, and the issuance of shares of our common stock to Mr. Robinson, as described above, on January 31, 2007, we entered into a Registration Rights Agreement, or the Robinson Registration Rights Agreement, with Mr. Robinson.  In accordance with that agreement, we have agreed to prepare and file with the SEC, within 18 months after the date of the Robinson Registration Rights Agreement, a registration statement with respect to the resale of the 1,218,880 shares of our common stock issued to Mr. Robinson.

Mr. Robinson was appointed to our board of directors in March 2007 pursuant to the terms of the NLASCO Agreement.

Assumption of NLASCO, Inc. Subsidiary Office Leases

With the acquisition of all of the capital stock of NLASCO, we also assumed all assets and liabilities of its wholly owned subsidiaries.  In that regard, we now lease office space for NLASCO and its affiliates in Waco, Texas from affiliates of Mr. Robinson, a member of our board of directors.  There are three separate leases.  The first lease is a month-to-month lease for office space at a rate of $900 per month.  The second lease is a month-to-month lease at a monthly rental rate of $3,500 per month.  The third lease requires payments of $40,408 per month and expires on December 31, 2009, but does have renewal options at the discretion of the lessee.  Aggregate office space under lease with regard to the foregoing is approximately 33,800 square feet.

Larry D. Willard prior affiliation with Wells Fargo Bank, N.A.

Mr. Willard, a director of the Company since June 2005, Chairman of the Board from September  2005 to August 2007 and Chief Executive Officer since September 2005, retired as Chairman of the Board of Wells Fargo Bank, N.A., New Mexico Region, where he had served as Regional President of the New Mexico and West Texas Region of Wells Fargo from 1998 through 2004.  Mr. Willard continues to function in an honorarium capacity as an uncompensated advisory director on behalf of Wells Fargo.

From October 2005 through February 2006, we conducted an analysis of competitive advantages and disadvantages with regard to the placement of our banking relationship, deciding in February 2006 to transfer our commercial banking relationship to Wells Fargo Bank.  The decision to change banking relationships was based upon pricing, service and product considerations, and neither Wells Fargo nor Mr. Willard received any compensation or special consideration in the decision-making process as a result of their prior affiliation or the initiation of this business relationship.

Directors Holding OP Units

One of our directors, J. Markham Green., held OP units through which Mr. Green had deferred gains associated with certain properties we formerly owned.  The decision by our Board of Directors to dispose of these properties in which Mr. Green had an interest could have tax consequences for Mr. Green.

In connection our decision to sell these properties in the Farallon Transaction described above, our Board of Directors determined that Mr. Green did not have a material financial interest in the transaction that was different from the interests of stockholders generally, and accordingly, did not require him to abstain from voting or participating in discussions with respect to the transaction.

Consultant

On December 12, 2007, we granted 40,000 cash-settled stock appreciation rights, or SARs, to a related party consultant of the Company at an exercise price of $10.96 per share, the closing price of Company common stock on the New York Stock Exchange on the date of grant.  Under the terms of the grant, 20% of the SARs vested on grant date, and the balance of the SARs vest ratably over a four-year period with 20% of the award amount vesting on the first anniversary of the award and 20% each anniversary thereafter.  The SARs have a term of five years from the date of the award.  Upon exercise, the consultant is entitled to receive in cash, the difference between the current market price and the exercise price.  Vesting is accelerated in certain circumstances, including in the event of the death of the award recipient or in the event of a change of control of the Company.  The fair values for the SARs granted during the year ended December 31, 2007 were estimated using the Black-Scholes option pricing model with an expected volatility of 25%, a risk-free interest rate of 3.5%, a dividend yield rate of zero, a five-year expected life of the options, and a forfeiture rate of fifteen percent.  Based on calculations using the Black-Scholes option pricing model, the grant date fair value of the SARs granted during the quarter approximated $2.73 per share.  The expected volatility is based on the historical volatility in the price of our common stock since our initial public offering.  The risk-free interest rate is the five-year Treasury rate, based on the term of the SARs.  The dividend yield assumption is based on our history and expectation of dividend payments on common stock.  The expected life of the SARs represents the period in which the stock options are expected to remain outstanding.

PROPOSAL TWO – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP, or PwC, served as our independent registered public accounting firm during 2007 and has been selected to serve in that capacity for 2008, unless the Audit Committee of the Board of Directors subsequently determines that a change is desirable.  While stockholder ratification is not required for the selection of PwC as our independent registered public accounting firm, the selection is being submitted for ratification at the 2008 Annual Meeting of Stockholders, solely with a view toward soliciting our stockholders’ opinion.  This opinion will be taken into consideration by the Audit Committee in its future deliberations.

A representative of PwC is expected to be at our 2008 Annual Meeting of Stockholders to respond to appropriate questions and, if desired, to make a statement.

Vote Necessary to Ratify the Appointment

The appointment of PwC as our independent registered public accounting firm for 2008 will be ratified if this proposal receives an affirmative vote of a majority of the votes cast on the matter.  With respect to this proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.  Under applicable rules, a broker will have the authority to vote for this proposal in the absence of instructions from the beneficial owner of the relevant shares.

Report of the Audit Committee

The Audit Committee currently consists of three directors and operates under a written charter adopted by our Board of Directors.  We consider all members to be independent as defined by the applicable NYSE listing standards and SEC regulations.  Management is responsible for our internal controls and the financial reporting process.  PwC, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards.  The Audit Committee’s responsibility is to monitor and oversee the financial reporting process.

In this context, the Audit Committee reviewed and discussed with management and PwC the audited financial statements for the year ended December 31, 2007, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PwC’s evaluation of the Company’s internal control over financial reporting.  The Audit Committee has discussed with PwC the matters that are required to be discussed by Statement on Auditing Standards Nos. 61,89 and 90 (Codification of Statements on Auditing Standards, AU §380).

The Audit Committee received from PwC the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with PwC the issue of its independence from the Company.  The Audit Committee also concluded that PwC’s provision of audit and non-audit services to the Company and its affiliates is compatible with PwC’s independence.

Based upon the Audit Committee’s review of the audited consolidated financial statements and its discussion with management and PwC noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

This report has been furnished by the current members of the Audit Committee.

Charles R. Cummings (Chairman)	Rhodes Bobbitt	J. Markham Green

Independent Auditor’s Fees

For the fiscal years ended December 31, 2007 and 2006, the total fees paid to our independent registered public accounting firm, PricewaterhouseCoopers LLP, were as follows:

	Fiscal Year Ended
	2007	2006

Audit Fees	$1,903,360	$1,705,000
Audit-Related Fees	97,000	360,000
Tax Fees	—	—
All Other Fees	2,400	2,400
Total	$2,002,760	$2,067,400

Audit Fees

Represents fees billed for the audit of the Company’s consolidated financial statements for the years ended December 31, 2007 and 2006, for the reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q and for other attest services primarily related to comfort letters and consents associated with SEC registration statements for the Company, including our operating partnership subsidiary, Affordable Residential Communities LP. The increase in fees from 2006 to 2007 is primarily attributable to SOX work, related to the NLASCO acquisition.

Audit-Related Fee

In 2006 and 2007, these fees related to due diligence work performed in connection with our acquisition of NLASCO, Inc. in January 2007.

All Other Fees

In 2006 and 2007, these fees related to subscriptions for accounting references and financial statement disclosure checklists.

Audit Committee Pre-Approval Policy.

In accordance with applicable laws and regulations, the Audit Committee reviews and pre-approves any non-audit services to be performed by PricewaterhouseCoopers LLP to ensure that the work does not compromise their independence in performing their audit services.  The Audit Committee also reviews and pre-approves all audit services.  In some cases, pre-approval is provided by the full committee for up to a year, and relates to a particular category or group of services and is subject to a specific budget.  In other cases, the Chairman of the Audit Committee has the delegated authority from the committee to pre-approve additional services, and such pre-approvals are then communicated to the full audit committee.

The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances.  No services were provided by PricewaterhouseCoopers LLP during either 2006 or 2007 that fell under this provision.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

STOCKHOLDER PROPOSALS FOR 2009

Stockholder proposals intended to be presented at our 2009 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by us at our principal executive offices no later than 5:00 p.m., Dallas, Texas time, on February 12, 2009 and must otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the 2009 proxy statement and proxy.

In order for director nominations and proposals of stockholders made outside the processes of Rule 14a-8 under the Exchange Act to be considered “timely” for purposes of Rule 14a-4(c) under the Exchange Act, the nomination or proposal must be received by us at our principal executive offices not before February 12, 2009, and not later than 4:00 p.m. Dallas, Texas time, on March 14, 2009; provided, however, that in the event that the date of mailing of the notice for the 2009 annual meeting is not within 30 days before or after June 12, 2009, notice by the stockholder in order to be timely must be received not later than the close of business on the ninetieth day prior to the date of mailing of the notice or the tenth day following the day on which public announcement of the date of mailing of the notice for the 2009 annual meeting is first made, whichever is later.  Stockholders are advised to review our charter and bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations, copies of which are available without charge upon request to our corporate Secretary at the address listed under “Questions” below.

OTHER MATTERS

Our Board of Directors knows of no other matters that have been submitted for consideration at this annual meeting.  If any other matters properly come before our stockholders at this annual meeting, the persons named on the enclosed proxy card intend to vote the shares they represent in their discretion.

ANNUAL REPORT

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007 IS INCLUDED WITH THIS PROXY STATEMENT BUT SHALL NOT BE DEEMED TO BE SOLICITATION MATERIAL. A COPY OF OUR ANNUAL REPORT ON FORM 10-K ALSO IS AVAILABLE WITHOUT CHARGE FROM OUR COMPANY WEBSITE AT WWW.HILLTOP-HOLDINGS.COM OR UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, HILLTOP HOLDINGS INC., 200 CRESCENT COURT, SUITE 1330, DALLAS, TEXAS 75201.

QUESTIONS

If you have questions or need more information about the annual meeting, you may write to:

Corporate Secretary
Hilltop Holdings Inc.
200 Crescent Court, Suite 1330
Dallas, Texas 75201

You may also call us at (214) 855-2177.  We also invite you to visit our website at www.hilltop-holdings.com.

200 Crescent Court, Suite 1330

Dallas, Texas 75201

Telephone:  (214) 855-2177

Facsimile:  (214) 855-2173

IMPORTANT

YOUR VOTE AT THIS YEAR’S MEETING IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

If the Hilltop shares you own are held in the name of a broker, bank, or other agent or nominee, only it can sign a proxy card with respect to your shares and only upon specific instructions from you. Please contact the person responsible for your account and give instructions for a proxy card to be signed representing your Hilltop shares.

ANNUAL MEETING OF STOCKHOLDERS OF

HILLTOP HOLDINGS INC.

July 9, 2008

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED IN PROPOSAL ONE AND “FOR” PROPOSAL TWO.  PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒.

PROPOSAL ONE. Election of directors to serve on our Board of Directors.

NOMINEES:
☐ FOR ALL NOMINEES	☐ Rhodes Bobbitt
☐ W. Joris Brinkerhoff
☐ Charles R. Cummings
☐ WITHOLD AUTHORITY FOR ALL NOMINEES	☐ Gerald J. Ford
☐ J. Markham Green
☐ William T. Hill, Jr.
☐ FOR ALL EXCEPT (See instructions below)	☐ W. Robert Nichols
☐ C. Clifton Robinson
☐ James R. Staff
☐ Carl B. Webb
☐ Larry D. Willard

INSTRUCTION:  To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here •.

PROPOSAL TWO:  Ratification of the appointment of PricewaterhouseCoopers LLP as Hilltop Holdings Inc. independent registered public accounting firm for the 2008 fiscal year.

For	Against	Abstain
☐	☐	☐

This proxy, when properly executed, will be voted in the manner directed.  Unless a contrary direction is indicated, this proxy will be voted “FOR” all nominees listed in Proposal One and “FOR” Proposal Two.  The proxies are hereby authorized to vote in their discretion on such other matters as may properly come before the meeting or any postponements or adjournments thereof.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement and hereby revokes any proxy or proxies heretofore given with respect to the matters set forth herein.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please
note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:    Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

HILLTOP HOLDINGS INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

for the Annual Meeting of Stockholders to be held on July 9, 2008

The undersigned hereby appoints Larry D. Willard and Corey G. Prestidge, and each of them, the proxy or proxies of the undersigned, with full power of substitution, to vote all shares of common stock of Hilltop Holdings Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Hilltop Holdings Inc. to be held on Wednesday, July 9, 2008, at 10:00 a.m., local Dallas, Texas time, at the 200 Crescent Court, 17th Floor, Dallas, Texas 75201 and at any postponements or adjournments thereof, with all powers that the undersigned would have if personally present thereat.

This proxy, when properly executed, will be voted in the manner directed on the reverse side.  Unless a contrary direction is indicated, this proxy will be voted “FOR” all nominees listed in Proposal One and “FOR” Proposal Two.  The proxies are hereby authorized to vote in their discretion on such other matters as may properly come before the meeting or any postponements or adjournments thereof.

IMPORTANT-TO BE SIGNED AND DATED ON REVERSE SIDE